   As filed with the Securities and Exchange Commission on January 26, 1999.
                                                     Registration No. 333-66333
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1
                                      TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ----------------

                                  Nolbo, Inc.
                (Name of small business issuer in its charter)



             Delaware                             5812                              59-3518685
------------------------------------   ----------------------------     -----------------------------------
   (State or other jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer Identification No.)
              organization)              Classification Code No.)

                             8426 Sunstate Street
                                Tampa, FL 33634
                                (813) 882-4753
        (Address and telephone number of principal executive offices and principal place of business.)

                          Marvin M. Nolley, President
                                  Nolbo, Inc.
                             8426 Sunstate Street
                                Tampa, FL 33634
                                (813) 882-4753
           (Name, address and telephone number of agent for service)

                                  Copies to:


              Steven Morse, Esq.        Henry C. Malon, Esq.
              Lester Morse P.C.         One Battery Park Place
              Suite 420                 Suite 300
              111 Great Neck Road       New York, NY 10004
              Great Neck, NY 11021      Phone: (212) 483-9600
              Phone: (516) 487-1446     Fax: (212) 422-7839
              Fax: (516) 487-1452

Approximate date of commencement of proposed sale to public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        Calculation of Registration Fee
================================================================================

                                                                Proposed            Proposed
                Title of Each                    Amount          Maximum             Maximum          Amount of
             Class of Securities                  to be      Offering Price         Aggregate        Registration
              Being Registered                 Registered       Per Unit       Offering Price (1)        Fee
------------------------------------------------------------------------------------------------------------------
Shares of Common Stock. $.001 par value ....    300,000           6.00             1,800,000          $  531.00
------------------------------------------------------------------------------------------------------------------
Underwriter's Warrant ......................     30,000           .001                    30                .01
------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, $.001 par value,
 underlying the Underwriter's Warrant ......     30,000           9.00               270,000              79.65
------------------------------------------------------------------------------------------------------------------
Total Registration Fee .....................                                                          $  610.66

================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933.
================================================================================

                                  NOLBO, INC.

Cross-Reference Sheet
Showing Location in Prospectus of
Information Required by Items in Part I of Form SB-2



               Registration Statement
               Item Number and Caption                               Location in Prospectus
----------------------------------------------------   --------------------------------------------------
 1. Front of Registration Statement and Outside
    Front Cover of Prospectus ......................   Outside Front Cover Page of Prospectus
 2. Inside Front and Outside Bank Cover Pages of
     Prospectus ....................................   Inside Front and Outside Bank Cover Pages of
                                                       Prospectus; Additional Information
 3. Summary Information and Risk Factors ...........   Prospectus Summary; Risk Factors
 4. Use of Proceeds ................................   Use of Proceeds
 5. Determination of Offering Price ................   Outside Front Cover Page of Prospectus;
                                                       Underwriting
 6. Dilution .......................................   Dilution
 7. Selling Security holders .......................   Not Applicable
 8. Plan of Distribution ...........................   Outside Front Cover Page of Prospectus;
                                                       Underwriting
 9. Legal Proceedings ..............................   Business -- Legal Proceedings
10. Directors, Executive Officers, Promoters and
    Control Persons ................................   Management
11. Security Ownership of Certain Beneficial Owners
    and Management .................................   Principal Stockholders
12. Description of Securities ......................   Description of Securities; Dividends
13. Interest of Named Experts and Counsel ..........   Experts and Legal Matters
14. Disclosure of Commission Position on Indemni-
    fication for Securities Act Liabilities ........   Underwriting
15. Organization Within Last Five Years ............   Business; Certain Transactions
16. Description of Business ........................   Prospectus Summary; Business
17. Management's Discussion and Analysis or Plan
    of Operation ...................................   Management's Discussion and Analysis of Financial
                                                       Condition and Results of Operations
18. Description of Property ........................   Business
18. Certain Relationships and Related Transactions .   Certain Transactions
19. Market for Common Equity and Related
    Stockholder Matters ............................   Risk Factors; Shares Eligible for Future
                                                       Sale; Description of Securities
21. Executive Compensation .........................   Management -- Executive Compensation
22. Financial Statements ...........................   Financial Statements
23. Changes in and Disagreements with Accountants
    on Accounting and Financial Disclosure .........   Not Applicable

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to completion, dated January 26, 1999





                                  Nolbo, Inc.
                                 Common Stock





     This is an initial public offering of up to 300,000 shares of common stock of Nolbo, Inc. If a minimum of 200,000 shares are not sold, all monies will be promptly returned to investors without deductions or interest. The offering period will expire on ________, 1999 and it may be extended by us until _______, 1999. We may reject the entire subscription order or any part of the subscription.



     Before the offering, there has been no public market for the common stock. Should a public market develop, the offering price of $6.00 per share may not reflect the market price of the shares after the offering. We plan to seek to list the common stock on the OTC Electronic Bulletin Board under the symbol "____." The underwriter does not intend to make a market in our common stock.



     Before you decide to invest in the Nolbo common stock, carefully read this Prospectus, especially the risk factors beginning on page __. The purchase of Nolbo's common stock involves the purchase of speculative securities and involves a high degree of risk.




Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved these securities or passed upon the adequately or accuracy of this Prospectus.


================================================================================
                          Price
                           to                         Proceeds to
                         Public       Commissions      Nolbo(1)
--------------------------------------------------------------------------------
Per Share .........    $     6.00      $    .60       $     5.40
--------------------------------------------------------------------------------
Minimum ...........    $1,200,000      $120,000       $1,080,000
--------------------------------------------------------------------------------
Maximum ...........    $1,800,000      $180,000       $1,620,000
================================================================================

------------
(1) Before deduction of expenses payable by Nolbo.







                           J.W. Barclay & Co., Inc.



                         Prospectus dated _______, 1999

                               TABLE OF CONTENTS

Prospectus Summary ...................................................................     3
Summary Financial Data ...............................................................     4
Risk Factors .........................................................................     5
Use of Proceeds ......................................................................    10
Dividend Policy ......................................................................    11
Dilution .............................................................................    11
Capitalization .......................................................................    12
Management's Discussion and Analysis of Financial Condition and Results of Operations     13
Business .............................................................................    14
Management ...........................................................................    20
Principal Stockholders ...............................................................    23
Certain Transactions .................................................................    24
Description of Securities ............................................................    24
Shares Eligible for Future Sale ......................................................    25
Underwriting .........................................................................    25
Legal Matters ........................................................................    27
Experts ..............................................................................    27
Index to Financial Statements ........................................................

                              PROSPECTUS SUMMARY

     This summary highlights some information from this Prospectus. Because this is a summary, it does not contain all the information that may be important to you. You should read the entire Prospectus before you decide to invest.



                                     NOLBO

     Nolbo is engaged the business of owning and operating two restaurants in Tampa, Florida which specialize in high quality, quickly served gourmet grilled chicken. The restaurants operate under the name "Gladstone's Grilled Chicken." We intend to use the net proceeds of the offering to open between three and five additional restaurants in the Tampa - St. Petersburg, Florida area. See "Use of Proceeds." Our executive offices are located at 8426 Sunstate Street, Tampa, FL 33634 and our telephone number is (813) 882-4753.


                                 THE OFFERING

Securities Offered
by Nolbo ......................   300,000 Shares (maximum)
                                  200,000 Shares (minimum)
Offering Price ................   $6.00 per Share
Escrow Agent ..................   Continental Stock Transfer & Trust Company
Common Stock Outstanding
prior to the Offering .........   906,000 Shares
Common Stock to be
Outstanding after the
Offering ......................   1,206,000 Shares (maximum)
                                  1,106,000 Shares (minimum)
Proposed OTC Bulletin
Symbol
  Common Stock ................   CHKN
Use of Proceeds ...............   We intend to use the net proceeds of the offering primarily to lease and build between three and five additional restaurants in the State of Florida, for repayment of a bridge loan and for working capital.
Risk Factors ..................   You should read the "Risk Factors" section beginning on page
                                   __, as well as the other cautionary statements throughout the entire prospectus, so that you understand the risks associated with an investment in our stock.

                            SUMMARY FINANCIAL DATA

     The summary financial data is derived from the historical consolidated financial statements of Nolbo. This summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as Nolbo's historical consolidated financial statements and the related notes thereto, included elsewhere in the Prospectus.






                                                                                       Four Months Ended
                                                                                          October 31,
                                                       Year Ended June 30,                (unaudited)
                                                  -----------------------------   ---------------------------
                                                       1997            1998           1997           1998
                                                  -------------   -------------   -----------   -------------
Statement of Operational Data:
  Net Sales ...................................    $1,025,162      $1,026,404     $325,135       $  345,983
  Net Income (Loss) ...........................       (18,585)         18,942      (17,352)        (153,531)
  Net Income (Loss) per common share ..........          (.02)            .02         (.02)            (.17)
  Weighted average number of shares outstanding
   during the period ..........................       906,000         906,000     906,000           906,000





                                                        June 30, 1998                         October 31, 1998
                                                       ---------------                       -----------------
                                                                                                (Unaudited)
Balance Sheet Data:
  Total Assets ................................            $  88,136                              $ 222,606
  Net Tangible Assets (Deficit) ...............                  922                                (69,673)
  Working Capital (Deficit) ...................              (20,396)                                58,299
  Total Liabilities ...........................               80,722                                220,986
  Stockholders' Equity ........................                7,414                                  1,620

                                 RISK FACTORS

     Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.


     Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.


Minimal Working Capital and Revenues; 1997 Losses From Operations; Limited Working Capital and Accumulated Deficit

     Our operations for the four months ended October 31, 1998 and 1997 and for years ended June 30, 1998 and 1997, resulted in us realizing revenues of $345,983, $325,135, $1,026,404 and $1,025,162 and net income (loss) of
$(153,531), $(17,352), $18,942 and $(18,585), respectively. At October 31,
1998, we had limited working capital of $58,299 and an accumulated deficit of $(258,178). Our general and administrative expenses will increase in the future because of our proposed expansion efforts. We can provide no assurances that our operations will be profitable in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Dependence Upon Gladstone's Grilled Chicken Restaurants

     We own and operate two restaurants under the name "Gladstone's Grilled Chicken Restaurant." We intend to open additional restaurants with the proceeds of this offering under the same or a different name. Our operations are dependent upon the success of these fast-food restaurants. We can provide no assurances that the operation of these restaurants will be profitable in the future. See "Business."


Need to Obtain Suitable Restaurant Sites to Open Additional Restaurants

     Our objective is to grow more rapidly by opening up between three and five additional restaurants in the greater Tampa-St. Petersburg Florida area with the number of restaurants dependent upon the amount of proceeds raised in this offering as discussed under "Use of Proceeds." Our ability to successfully expand depends upon many factors which include:


   o identifying and financing suitable restaurant sites and obtaining construction permits and licenses for the restaurants;

   o negotiating acceptable lease terms for the new sites;

   o creating awareness and acceptance of our restaurants in the geographical market in which we enter; and

   o being able to hire skilled restaurant management to successfully manage our growth, including costs and quality controls.

     We can provide no assurances that we will be able to accomplish these necessary prerequisites for our successful growth.



Food Service Industry-Risks of Changes in Consumer Preferences and Continuation of Discount Pricing to Remain Competitive

General Risks

     Various factors affect the quick service restaurant industry in which we operate. These include:


     o changes in consumer preferences, tastes and eating habits;

     o demographic trends and traffic patterns;

     o increases in food and labor costs; and


     o national, regional and local economic conditions.

     We can provide no assurance that the foregoing factors will be favorable in the future.



Discount Pricing


     Most fast food restaurants engage in discount pricing strategies to be competitive with local competition. For this reason, we currently offer value priced meals, combination meals and discount coupons. Continuing or sustained price discounting in the quick service food industry may hurt our ability to operate profitably in the future. See "Business."


Competition against a Significant Number of Fast Food Chains in Tampa-St. Petersburg Area


     The restaurant industry, and particularly the quick-service segment, is highly competitive with respect to price, services, food quality including taste, freshness, healthfulness and nutritional value and location. There are numerous well-established competitors in the Tampa-St. Petersburg area possessing substantially greater financial, marketing, personnel and other resources than us and substantially longer operating histories. We compete with fast food chains specializing in chicken products. To a lesser extent, our competitors also include major pizza and hamburger chains, many of which have introduced chicken products. We can provide no assurances that we will be able to successfully compete in the future. See "Business."


Lack of Trademark and Service Mark Protection


     We have not filed for service mark or trademark protection of our name "Gladstone's Grilled Chicken" with the United States Patent and Trademark Office and we do not intend doing so in the future. Another company that is believed by management to operate one restaurant in California, has registered the marks "Gladstone's" and "Gladstone 4 Fish and Design" with such office and could in the future bring a trademark infringement action against us in Florida seeking injunctive relief and damages. While we believe that we have valid defenses to such an action, no assurances can be given that we would prevail in such a legal action. Further, any lawsuit would involve us incurring significant legal costs in the defense of such a lawsuit and, if unsuccessful, we could be forced to pay a material damage award and/or change our name which may adversely effect our operations. See "Business -- Lack of Trademark and Service Mark Protection."


Raw Material Cost Fluctuations; Dependence on Suppliers


     Our operations, results and financial condition may be adversely effected by fluctuations in the cost of our primary raw material. Such costs are determined by constantly changing market forces over which we have no control. We have no long-term contracts with any of our suppliers. The loss of any of our suppliers could adversely impact our business until alternative arrangements are obtained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Impact of Government Regulation on Our Operations


     Our restaurants are subject to numerous federal, state and local laws regarding health, sanitation and safety standards and the requirements of maintaining food service licenses from local health authorities. We are required to maintain these licenses. Our failure to retain food service licenses would have a material adverse effect on our operations. We are subject to federal and state minimum wage laws governing such matters as working conditions, overtime and other employee matters. The development and construction of additional restaurants will be subject to compliance with zoning and use and environmental regulations. See "Business."


Possible need for additional financing


     The proceeds of the offering are estimated to be applied over a period of at least twelve months following the completion of the offering. We may require additional financing during such twelve month period if:

   o less than the maximum number of shares of common stock are sold in the offering or if only the minimum number of shares of Common stock are sold in the offering;

   o unforeseen events occur; or

   o we seek to open additional restaurants beyond those provided for in the "Use of Proceeds."

     Before the offering, we lack the capital to open additional restaurants. We can provide no assurances that we will be able to obtain additional financing, if needed, in the future. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Potential product liability claims or judgments against us

     We may be liable if the consumption of any of our products cause injury, illness or death. We are not aware of the occurrence of any injury, illness or death relating to our products. However, a product liability claim or judgment against us could have a material adverse effect on our business or financial results. See "Business."

Quarterly Fluctuations of Operating Results

     Our quarterly results of operations may be affected by the timing of the opening of new restaurants and by expenses associated with our expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Management's broad discretion in the application of proceeds of the offering allocated to working capital or in the possible reallocation of the use of proceeds due to unexpected changes in business or economic circumstances

     Between $100,000 or 12% and $250,000 or 19% of the net proceeds of the offering will be used for our working capital and general corporate purposes. Since no specific purpose of the funds allocated to our working capital has been identified by us, we will have broad discretion in the use such proceeds. Also, our intended uses of the net proceeds of the offering are estimates only and there could be significant variations in the uses of proceeds due to unexpected changes in business or economic circumstances. We reserve the right to reallocate the uses of proceeds depending upon any such change of circumstances. See "Use of Proceeds."


Lack of Public Market for our Common Stock; Arbitrary Determination of Public Offering Price


     Before the offering, there has been no public market for our common stock. J.W. Barclay & Co., Inc. , the underwriter of the offering, does not intend to make a market in our common stock after the completion of the offering. We plan to list the common stock for trading on the OTC Electronic Bulletin Board. We can provide no assurance that such listing will be successful. We do not know the extent to which investor interest in us will lead to the development of a trading market or how liquid that market might be. The initial public offering price for our shares of common stock was arbitrarily determined through negotiations between the underwriter and us and is not necessarily related to Nolbo's assets, book value or other established criterion of value. See "Underwriting."


Lack of at Least Two Independent Directors and Committees could result in less objectivity and conflicts of interest


     Our board of directors consists of four directors. Three of the directors also serve as executive officers. The absence of at least two outside or disinterested directors and committees composed of such disinterested directors, could result in less objectivity and an increased risk for conflicts of interest with respect to decisions made by the Board of Directors. See "Management."


Control by Marvin Nolley and Bo Grektorp who have the power to elect our directors


     Following the offering, Marvin Nolley and Bo Grektorp, executive officers and directors of Nolbo will own between approximately 75% and 82% of the outstanding common stock. However, the investors in the offering will have provided between approximately 92% and 94% of the total consideration paid for our outstanding common stock. Messrs. Nolley and Grektorp will control Nolbo and have the power to elect a majority of the directors, appoint management and approve certain actions requiring the approval of a majority of stockholders. See "Principal Stockholders."


Dependence Upon Marvin Nolley and Bo Gregtorp-Key Man Life Insurance may be inadequate to compensate for the loss of their services


     We believe that our ability to successfully operate our existing operations, implement expansion plans and to operate profitably depends on the continued employment of Marvin Nolley and Bo Grektorp. If they become unable or unwilling to continue in their present positions, our business and financial results could be materially adversely effected. We will attempt to obtain a $1 million key man life insurance policy on the lives of each of Messrs. Nolley and Grektorp. We can provide no assurances that such insurance would adequately compensate us for the loss of their services or that we would be able to recruit and retain new management personnel should the need arise. See "Management."


Immediate and Substantial Dilution to Public Investors


     The offering will result in an immediate and substantial dilution of the public's investment in Nolbo because the net tangible book value per share of the common stock upon the completion of the offering will be between $.66 and $1.03, compared to the $6.00 per share offering price. This represents a dilution of between 83% and 89% of the offering price. See "Dilution."


Disparity between Consideration paid for Nolbo's Common Stock by Existing Shareholders and the Consideration paid by the Public


     The investors in this offering will pay $6.00 per share for shares of Nolbo's common stock which is substantially higher than the $.12 per share previously paid by current stockholders. See "Dilution."


Limitation on Director Liability for breach of Directors' Fiduciary Duty


     As permitted by Delaware corporation law, our certificate of incorporation limits the liability of directors to Nolbo or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of such limitation in our certificate of incorporation, our stockholders have a limited right to recover against directors for breach of their fiduciary duty. See "Management--Limitation of Directors' Liability and Indemnification Matters."


No Cash Dividends to our Holders of Common Stock


     We have not paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain future earnings, if any, to finance our growth. See "Description of Securities" and "Dividend Policy."


"Penny Stock" Regulations may impact Purchaser's Resale of Common Stock Purchased in the Offering should a Public Market Develop


     The SEC has adopted "penny stock" regulations which apply to certain securities traded over-the-counter. These regulations may adversely impact the ability of the purchasers in the offering to resell the shares of common stock purchased therein if a public market should develop in the future. See "Description of Securities" for a discussion of these rules.


Escrow Funds-Investors Monies may not be Returned During the Offering Period, and if Subsequently Returned, Investors Will not Receive Interest


     We have established an escrow account with Continental Stock Transfer & Trust Company, New York, NY. In the event that a minimum number of 200,000 shares are not sold within the offering period, all funds will be promptly returned to investors without interest or deduction therefrom. Investors' funds may not be returned during the offering period, unless state law dictates otherwise. Also, investors' funds may be tied up for a period of up to 120 days without the investors having the use of their funds. See "Underwriting."


Limits on Secondary Trading may Impact the Development of a Trading Market in our Common Stock

     We believe that the common stock will be eligible to be resold after the completion of this offering in a limited number of states. These include the states of Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Illinois, Louisiana, Maryland, New Jersey, New York, Pennsylvania, Rhode Island, Utah and the District of Columbia. Such limitation may adversely impact the development of a trading market in our common stock.


Unregistered Shares Eligible for Future Sale may Impact the Market Price of Common Stock should a Public Market Develop

     If a market for our common stock should develop in the future, the market price of our common stock could drop as a result of sales of a large number of shares of common stock in the market after the offering, or the perception that such sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of common stock.

     There will be between 1,106,000 and 1,236,000 shares of our common stock outstanding after the offering. The exact number will depend upon the number of shares sold in the offering and the possible issuance of up to 30,000 shares of common stock upon conversion of certain notes. Of these shares, between 200,000 and 300,000 shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares of common stock outstanding will be"restricted securities" as that term is defined by Rule 144 of the Securities Act. These shares may be sold commencing in June 1999 without registration under the Securities Act to the extent permitted by Rule 144. In connection with the offering, our stockholders have agreed that they will not sell or otherwise transfer their common stock for a period of one year after the closing date of this offering without the consent of the underwriter. See "Shares Eligible for Future Sale."


Anti-Takeover Measures may Discourage Third Party Takeovers of Nolbo

     Certain provisions of the certificate of incorporation could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to stockholders. The certificate of incorporation allows us to issue additional preferred stock without stockholder approval. Such issuances could make it more difficult for a third party to acquire Nolbo. See "Description of Securities."

                                USE OF PROCEEDS


     The net proceeds to be received from the sale of the shares offered by Nolbo (after payment of estimated offering expenses) will be approximately $800,000 (minimum) and $1,310,000 (maximum).





                                                                     Minimum        Maximum
                                                                   -----------   -------------
Lease and build up to five additional restaurants (1) ..........    $540,000      $  900,000
Repayment of indebtedness (2) ..................................     160,000         160,000
Working Capital (3) ............................................     100,000         250,000
                                                                    --------      ----------
    TOTAL ......................................................    $800,000      $1,310,000
                                                                    ========      ==========


------------
(1) The number of restaurants to be opened will depend upon the number of shares sold in the offering and can range from three restaurants if only the minimum number of shares is sold to a maximum of five restaurants if all shares are sold. See "Business."

(2) Nolbo borrowed $150,000 from certain investors as described under "Bridge Financing." The proceeds of this bridge loan were used to refurbish and install a point of sales system that enables customer information to be tracked, to finance the expenses of this offering and for general working capital. Nolbo has allocated $160,000 to repay the notes (inclusive of estimated interest) on the basis that the holders of the notes demand payment. Any monies not used to repay the notes would be re-allocated to working capital.

(3) Nolbo intends to use the funds allocated toward general working capital purposes primarily for paying for the ongoing expenses of being a publicly held corporation and miscellaneous administrative expenses.

     Based on currently proposed plans and assumptions relating to the implementation of its business plans, Nolbo believes that the proceeds from the sale of the minimum offering will be sufficient to satisfy its contemplated cash requirements for at least 12 months following the consummation of such offering. In the event that the Nolbo's plans change, its assumptions change or prove to be inaccurate or if the proceeds of the offering otherwise prove to be insufficient to implement its business plan, Nolbo may find it necessary or desirable to reallocate a portion of the proceeds within the above described categories, use proceeds for other purposes, seek additional financing or curtail its operations. There can be no assurance that any additional financing will be available to Nolbo on acceptable terms, or at all.


     Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments.


Bridge Financing


     Between July 29 and September 18, 1998, Nolbo raised $150,000 in bridge financing from non-affiliated investors, (the "bridge lenders"). In exchange for such loans, Nolbo issued to the bridge lenders non-convertible notes due the earlier of the completion of the offering or two years from the date of issuance in the principal amount of $120,000 (the "non-convertible notes") and convertible notes in the principal amount of $30,000 due two years from the date of issuance (the "convertible notes"). The convertible notes and non-convertible notes are collectively referred to as the "notes." Each note bears interest at the rate of ten (10%) percent per annum. The principal of the convertible notes is convertible at the option of the holder into shares of Nolbo's common stock at $1.00 per share at anytime from the date of issuance until the convertible notes are retired. At the option of the holders of the notes, such holders may demand prepayment of the notes in the event that Nolbo raises gross proceeds of at least $1,000,000 through either public or private financing. The shares underlying the convertible notes are subject to a lock-up agreement. Commissions and finders' fees totaling $15,000 were paid by the Company in connection with this financing. See "Shares Eligible for Future Sale."

                                    POLICY


     Nolbo currently intends to retain any earnings to finance the development and expansion of Nolbo's business and does not anticipate paying any cash dividends on its common stock in the foreseeable future. The declaration and payment of cash dividends by Nolbo are subject to the discretion of the Board of Directors of Nolbo. Any future determination to pay cash dividends will depend on Nolbo's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the Board of Directors. Nolbo is not currently subject to any contractual arrangements which restricts its ability to pay cash dividends.



                                   DILUTION


     The net tangible book value (deficit) per share of Nolbo as of October 31, 1998 was approximately $(0.08) per share of common stock. Net tangible book value (deficit) per share is determined by dividing the tangible net worth of Nolbo (tangible assets less all liabilities) by the total number of outstanding shares of common stock. Nolbo's tangible assets consists of all of its assets as shown on its balance sheet, except for intangible assets consisting of $71,293 as of October 31, 1998. After giving effect to the sale by Nolbo of 200,000 Shares (minimum), the adjusted net tangible book value per share of Nolbo as of October 31, 1998 would have been approximately $0.66 This represents an immediate increase in the adjusted net tangible book value per share of $0.74 to existing common stockholders and an immediate dilution (the difference between the $6.00 price to the public per share of common stock and the adjusted net tangible book value per share of common stock after the offering) in the adjusted tangible book value of $5.34 per share of common stock (representing a dilution percentage of approximately 89%) to new investors. After giving effect to the sale by Nolbo of 300,000 Shares (maximum), the adjusted net tangible book value per share of Nolbo as of October 31, 1998 would have been approximately $1.03. This represents an immediate increase in the adjusted net tangible book value per share of $1.11 to existing common stockholders and an immediate dilution (the difference between the $6.00 price to the public per share of common stock and the adjusted net tangible book value per share of common stock after the offering) in the adjusted tangible book value of $4.97 per share of common stock (representing a dilution percentage of approximately 83%) to new investors.

     The following table illustrates this per share of common stock dilution:





                                                                                Minimum       Maximum
                                                                              -----------   ----------
The initial price of a share of common stock paid by new investors ........   $ 6.00        $ 6.00

Adjusted net tangible book value per share of common stock before the
    Offering ..............................................................    (0.08)        (0.08)

Increase in adjusted net tangible book value per share of common stock
    attributable to new investors .........................................     0.74          1.11
                                                                              ------        ------
Adjusted net tangible book value per share of common stock after the
    offering ..............................................................      .66          1.03
                                                                              ------        ------
Dilution in adjusted net tangible book value per share of common stock
    to new investors ......................................................   $ 5.34        $ 4.97
                                                                              ======        ======

     The following tables summarize, as of the completion of the offering, the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from Nolbo and the total and average cash consideration paid per share.

                               TABLE I (Minimum)

                                           Approximate                           Approximate       Average
                                            Percentage                            Percentage        Price
                               Shares        of Total         Total Cash           of Total          Per
                             Purchased        Shares       Consideration $     Consideration %     Share $
                            -----------   -------------   -----------------   -----------------   --------
Public Stockholders            200,000          18            1,200,000               92          6.00
Present Stockholders(1)        906,000          82              109,798                8           .12
                                                --            ---------               --
Total                        1,106,000         100            1,309,798              100
                             =========         ===            =========              ===


                              TABLE II (Maximum)

                                        Approximate                           Approximate       Average
                                         Percentage                            Percentage        Price
                            Shares        of Total         Total Cash           of Total          Per
                          Purchased        Shares       Consideration $     Consideration %     Share $
                         -----------   -------------   -----------------   -----------------   --------
Public Stockholders         300,000          25            1,800,000               94          6.00
Present Stockholders        906,000          75              109,798                6           .12
                                             --            ---------               --
Total                     1,206,000         100            1,909,798              100
                          =========         ===            =========              ===



     The foregoing tables do not reflect the following: (i) options to purchase 50,000 shares of common stock which may be granted under Nolbo's stock option plan; (ii) underwriter's warrants to purchase up to 30,000 shares of common stock; and (iii) notes owned by certain bridge lenders convertible into a total of 30,000 shares of common stock. See "Use or Proceeds -- Bridge Financing."

                                CAPITALIZATION

     The following table sets forth, as of October 31, 1998, (i) the actual capitalization of Nolbo, and (ii) the pro forma capitalization of Nolbo, including the issuance of 200,000 shares of common stock (minimum) and 300,000 shares (maximum). The table below should be read in conjunction with the financial statements of Nolbo and notes thereto included elsewhere in the Prospectus.




                                                                    October 31, 1998
                                                     ----------------------------------------------
                                                         Actual       Pro Forma(1)     Pro Forma(1)
                                                     -------------   --------------   -------------
                                                                         Minimum         Maximum
Stockholders' Equity:
Preferred Stock, $.001 par value, 5,000,000 shares
 authorized, no shares outstanding ...............           -0-              -0-             -0-
  Common Stock, $.001 par value 20,000,000 shares
    authorized, 906,000 shares issued, 1,106,000
  shares issued and outstanding pro forma minimum
  and 1,206,000 shares issued and outstanding pro
 forma maximum ...................................           906            1,106           1,206
Additional Paid-in-capital .......................       258,892        1,058,692       1,568,592
Retained Earnings (deficit) ......................      (258,178)        (258,178)       (258,178)
                                                      ----------       ----------      ----------
   Total Stockholders' Equity ....................    $    1,620       $  801,620      $1,311,620
                                                      ==========       ==========      ==========

------------
(1) Does not include the following: (i) options to purchase 50,000 shares of common stock which may be granted under Nolbo's Stock Option Plan; (ii) underwriter's warrants to purchase up to 30,000 shares of common stock; and (iii) notes owned by certain bridge lenders convertible into a total of 30,000 shares of common stock. See "Use of Proceeds -- Bridge Financing."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATION


     This discussion should be read in conjunction with the information in the financial statements of Nolbo and notes thereto appearing elsewhere in this Prospectus.



Results of Operations



Four Months Ended October 31, 1998 vs. Four Months Ended October 31, 1997

     During the four months ended October 31, 1998, our net sales were $345,983 as compared to $325,135 for the prior year. Our net sales remained relatively constant during the aforesaid periods and are not expected to significantly increase until or unless additional stores are opened.

     During the four months ended October 3,1 1998, our gross profit was $230,274, representing an increase of $22,308 or 10.7% from the comparable period of the prior year. During the four months ended October 31, 1998, our gross profit percentage was approximately 66.6% as compared to approximately 64.0% for the comparable period of the prior year. During the four months ended October 31, 1998, we successfully reduced food and labor costs in order to increase gross margins. The improved margins resulted in us decreasing our loss from operations from $(15,950) to a loss from operations of $(1,476) for the comparable period of the prior year.

     During the four months ended October 31, 1998, our operating expenses remained relatively constant with selling, general and administrative expenses of $228,723 as compared to $218,335 for the comparable period of the prior year. Selling, general and administrative expenses as a percentage of net sales was approximately 66.1% for the four months ended October 31, 1998 as compared to 67.1% for the comparable period of the prior year.

     During the four months ended October 31, 1998, our net loss was $(153,531) as compared to a net loss of ($17,352) for the comparable period of the prior year. The increased net loss for the four months ended October 31, 1998 was due to interest charges of $152,055 as compared to $1,402 for the comparable period of the prior year. The four months ended October 31, 1998 include $150,000 of interest expense to recognize the complete charge-off of loan discount related to the conversion feature of our convertible notes sold during this period.


Year Ended June 30, 1998 Compared to Year Ended June 30, 1997


     During fiscal 1998, our net sales were $1,026,404 as compared to $1,025,162 for the prior year. Our net sales remained constant during the past two years and are not expected to significantly increase until or unless additional stores are opened.

     During fiscal 1998, our gross profit was $681,917, representing an increase of $28,406 or 4.3% from the comparable period of the prior year. During fiscal 1998 our gross profit percentage was approximately 66.4% as compared to approximately 63.7% for the comparable period of the prior year. During fiscal 1998, we successfully reduced food and labor costs in order to increase gross margins. The improved margins resulted in us achieving income from operations of $20,555 as compared to a loss from operations of ($14,167) for the comparable period of the prior year.

     During fiscal 1998, our operating expenses remained constant with selling, general and administrative expenses of $631,384 as compared to $632,103 for the comparable period of the prior year. Selling, general and administrative expenses as a percentage of net sales was approximately 61.5% for the past two years.


     During fiscal 1998, our net income was $18,942 as compared to a net loss of ($18,585) for the comparable period of the prior year. The improved results for fiscal 1998 is attributable to reduced food and labor costs.


Liquidity and Capital Resources



     We have over the past two years and four months funded our cash needs from operations and modest borrowings to occasionally fund furniture and equipment purchases.

     At the present two restaurant level of operations, we expect to continue to be able to fund all of our cash requirements, including repayment of existing long-term debt, from operations. Any increase in the number of restaurant units and the attendant increased working capital requirements are expected to be funded by the proceeds of the offering contemplated by this Prospectus. We may also attempt to obtain bank line-of-credit financing within the next twelve to fifteen months, but there can be no assurance that we will be successful in that regard.


Plan of Operations


     After the completion of the offering, we intend to increase the number of "Gladstone's Grilled Chicken" restaurants from two to as many as seven. The number of additional restaurants will depend upon the amount of net proceeds received by us from the offering. The establishment of each restaurant is anticipated to cost approximately $180,000. Nolbo's payroll is anticipated to grow as we expand our operations and acquire new staff to manage and operate each facility.



                                   BUSINESS


General


     Nolbo is a Delaware corporation formed on June 22, 1998. The first Gladstone restaurant opened in January 1988 in a Publix supermarket anchored strip center in the University South Florida/Temple Terrace area of Tampa. This store has approximately 1,600 square feet of space. Annual sales of the first Gladstone restaurant have reached an average of approximately $600,000 per annum over the past three years. The second Gladstone restaurant opened in downtown Tampa, Florida in 1991. This store has approximately 2,800 square feet of space. Sales at the downtown location have averaged approximately $425,000 per annum over the last three years. Nolbo intends to use the proceeds of the offering to establish between three and five additional five restaurants in the greater Tampa-St. Petersburg, Florida area.

     The success of Nolbo is dependent upon the success of Gladstone's Grilled Chicken restaurants, Nolbo's ability to create awareness and acceptance of such restaurants in the geographical markets in which it enters. Nolbo's proposed expansion to own and operate additional restaurants is dependent upon the availability of suitable restaurant sites, the construction and development of the restaurants within projected time frames, the hiring of skilled restaurant management and other personnel, the ability to successfully manage growth (including cost and quality controls) and the availability of adequate financing. The opening and success of Nolbo's restaurants will depend on various factors, including the availability of suitable sites and negotiations of acceptable lease terms for new locations; the ability to obtain construction and any other necessary permits in a timely manner; the ability to meet construction schedules; the ability of Nolbo to manage this anticipated expansion and to hire and train personnel, and general economic and business conditions. Not all of the foregoing factors are within the control of Nolbo.

     Nolbo operates its business through its two wholly-owned subsidiaries incorporated under the laws of the State of Florida, Flame Broiled Chicken, Inc. and Gladstone's Grilled Chicken, Inc., which were formed on July 27, 1987 and April 30, 1990, respectively.



Restaurant Concept


     Management believes that the demographics of Tampa, Florida closely resemble what the United States as a whole will be in the near future. Many restaurant concepts have therefore been tested in the Tampa, Florida market and some like Outback, Hooters, Checkers, Shells and Hops have started, survived and prospered in the Tampa region. For over ten years, the Gladstone concept of high quality, quickly served marinated and grilled gourmet chicken has survived in the Tampa proving ground and management believes that Nolbo is positioned to expand in primarily the greater Tampa-St. Petersburg Florida area. Nolbo intends to focus on developing 1,400-1,700 square feet restaurants with 25 to 40 seats set up for eat-in, take out and catering. The investment per restaurant is approximately $180,000 with break even estimated at $375,000 in annual sales. No specific sites have been definitively selected as of the date of this Prospectus, although certain potential sites in Tampa have been identified as suitable locations.

Corporate Strategy


     Nolbo believes that excellence in operations, quality of food and service, ambiance, location and price-value relationship are keys to success in the restaurant industry. Nolbo intends to differentiate its restaurants by emphasizing the following strategic elements:


     o Positioning in the moderately priced, high quality, gourmet chicken segment of the restaurant industry.

     o Generous portions offered at moderate prices.

     o High quality and attentive service.

     o Consistent high-quality products through careful ingredient selection and food preparation.

     o Personalized marketing program.

     o Strong and well organized catering organization.

     o Well recognized "Healthy" and "Health Smart" grilled (vs. fried) food.


Expansion of Operations



     After the completion of the offering, management intends to locate between three and five restaurant sites for expansion efforts with the first two anticipated to be located in Tampa and additional restaurants in the greater Tampa-St. Petersburg Florida area. Nolbo considers the location of each restaurant to be critical to its long-term success and management intends to devote significant effort to the investigation and evaluation of potential sites. The site selection process will focus on visibility, accessability, traffic volume and the availability of adequate parking. Nolbo also intends to review potential competition and customer activity at other fast food restaurants in the area.


     Nolbo anticipates that the cost of opening each new restaurant will be approximately $180,000. Such estimates include leasehold improvements, furniture, fixtures, equipment, food and beverage inventory and other pre-opening expenses. There can be no assurances that Nolbo's cost of opening additional restaurants will not exceed the foregoing estimates.


     The opening and success of Nolbo's restaurants will depend on various factors, including the availability of suitable sites and negotiations of acceptable lease terms for new locations; the ability to obtain construction and any other necessary permits and/or licenses in a timely manner; the ability to meet construction schedules; the ability of Nolbo to generate sales and manage this anticipated expansion and to hire and train personnel, and general economic and business conditions. Not all of the foregoing factors are within the control of Nolbo.


     Previously, Nolbo had operated for a period of two years from November 1992 to November 1994 a third restaurant under the name "Gladstone's Grilled Chicken" in the "Town and Country" area of Tampa, Florida. This store was closed due to the lack of sales and a large overhead.



Menu


     Gladstone's menu features its unique marinated Grilled Chicken. A full chicken is split and the wings are notched in order to facilitate marinating. The chickens are marinated for 18 hours in a secret citrus and herb based marinade. The chickens are cooked on an open flamed grill. Chickens are then taken directly from the grill and cut to order for every customer. Customers usually receive their entire meal within 30 seconds of ordering and paying.



     Gladstone's restaurants currently offer seven different chicken combination meals and two chicken sandwiches, featuring a side dish selection of nine items including such items as baked beans, whipped potatoes and gravy, macaroni and cheese and five different speciality salads. Hot pita and homemade honey butter are also served with each meal. Customers can also choose from a variety of Coca Cola products and iced tea. Nolbo owns a delivery van which is specially painted to insure high recognition and function effectively as a rolling advertisement.

Restaurant Operations and Management



     Nolbo maintains quality and consistency in its restaurants through the careful hiring, training and supervision of personnel and the establishment of standards relating to food and beverage preparation, maintenance of facilities and conduct of personnel.


     Nolbo maintains financial and accounting controls for each of its restaurants through the use of centralized accounting and management information systems. Sales information is collected on a daily basis from each restaurant, and restaurant managers are provided with monthly operating statements for their locations. Nolbo's downtown location is open Monday through Saturday from 11:00 a.m. to 6:00 p.m. and its other restaurant is open from 11:00 a.m. to 9:00 p.m., seven days a week.


     The management team for each restaurant consists of one general manager and between one and two assistant managers. Each restaurant employs a staff consisting of between three to seven hourly employees, some of whom work part-time. As the number of Gladstone's restaurants expand, Nolbo anticipates having new Restaurant managers complete an extensive training program during which they would be instructed in areas including food quality and preparation, customer satisfaction, beverage service, governmental regulations compliance, and employee relations. Restaurant managers are provided with an operations manual relating to food and beverage preparation, all areas of restaurant management and compliance with governmental regulations. Working in concert with the individual restaurant managers, Nolbo's executive officers define operations and performance objectives for each restaurant and monitor implementation. Nolbo's executive officers regularly visit each Gladstone's Restaurant and meet with the respective management teams to ensure compliance with Nolbo's strategies and standards of quality in all respects of restaurant operations and personnel development.


     Each new restaurant employee of Nolbo participates in a training program during which the employee works under the close supervision of a restaurant manager, or an experienced employee. Management continuously solicits employee feedback concerning restaurant operations and strives to be responsive to the employees' concerns.



Purchasing



     Nolbo negotiates directly with suppliers for food and beverage products to ensure consistent quality and freshness of products and to obtain competitive prices. Food and supplies are shipped directly to the restaurants, although invoices for purchases are sent to Nolbo for payment. Nolbo's emphasis on first-quality food requires frequent deliveries of fresh food supplies. Because of the need for freshness of products, Nolbo does not maintain a central product warehouse or commissary.



Marketing



     Nolbo has positioned itself as being a Bistro style upscale quickly served grilled chicken restaurant that focuses on moderately priced and high quality gourmet chicken, casual dining or take-out market segments. Nolbo relies principally on its commitment to customer service, excellent price value relationship and the Gladstone's ambiance of its restaurants to attract and retain customers. Accordingly, Nolbo focuses its resources on providing customers with superior service, value and a pleasant dining atmosphere.


     Nolbo's restaurants rely on positive word-of-mouth, in-store promotions, billboards, direct mail, newspaper and specialty advertisements to generate customer interest. A major marketing tool is its V.I.P. customer program. Nolbo maintains a data base of V.I.P. customers along with their name, address, phone number and date of birth. Mass mailings take place with substantial offers at least every six months. Each month each customer with a birthday receives a birthday card that he/she can redeem for a free meal. During fiscal 1998 and 1997, Nolbo expended approximately $19,500 and $17,500, respectively, on advertising, promotion and related matters.


     A costumed "Gladstone Chicken" is also an integral part of Nolbo's marketing plan. The chicken has been used to distribute coupons, wave to cars, interact with children and generally create an awareness at restaurant sites and special events.

     In 1998, Nolbo spent $30,000 of the proceeds of a bridge loan to refurbish and install a point of sales system that enables customer information to be tracked. For example, customers can be rewarded with personal gift certificates when they spent a certain amount of money. To create additional name recognition, Nolbo sells T-shirts, hats and other items bearing Nolbo's restaurant's name and logo.

     For each new restaurant, Nolbo intends to conduct a pre-opening awareness program prior to the opening of a restaurant. Nolbo anticipates that a given program typically would include special promotions, site signs, coupons, billboard, newspaper and direct mail advertisements. Sponsorship of a fund raising event for a local charity to establish ties to local community leaders and increase awareness of the new restaurant, and pre-opening trial operations, to which family and friends of new employees would be invited, may also be considered in the future.



Government Regulation


     Nolbo's restaurants are subject to numerous federal, state and local laws affecting health, sanitation and safety standards, as well as to state and local licensing regulations. Each restaurant currently has appropriate food service licenses from local health authorities. Nolbo is required to renew these licenses annually. Such licenses may be suspended or revoked at any time for cause. The failure of Nolbo to retain food service licenses would have a material adverse effect on its operations. In order to reduce this risk, each of Nolbo's restaurants is operated in accordance with strict standardized procedures designed to assure compliance with all applicable codes and regulations. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new restaurant in a particular area. Nolbo carries liability coverage as part of its comprehensive general liability insurance.

     Nolbo's current and future restaurant operations are and will also be subject to federal and state minimum wage laws governing such matters as working conditions, overtime and tip credits and other employee matters. Significant numbers of Nolbo's food service and preparation personnel will be paid at rates related to the federal minimum wage. Government-imposed increases in minimum wages, paid leaves of absence and mandated health benefits, or increased tax reporting and tax payment requirements for employees who receive gratuities, could be detrimental to the economic viability of Nolbo's restaurants.

     The development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental regulations. Management is not aware of any environmental regulations that have had a material effect on Nolbo or its restaurants to date.

     The Federal Americans With Disabilities Act (the "Disabilities Act") prohibits discrimination on the basis of disability in public accommodations and employment. The Company's current restaurants are in full compliance with the Disabilities Act, and Nolbo intends to review plans and specifications of any new restaurants and make periodic inspections to ensure continued compliance. Nolbo's current restaurants are designed to be accessible to the disabled. Nolbo believes that it is in substantial compliance with all current applicable regulations relating to restaurant accommodations for the disabled. Nolbo does not anticipate that such compliance will require Nolbo to expend substantial funds.



Competition


     The restaurant industry, and particularly the quick-service segment, is highly competitive with respect to price, services, food quality including taste, freshness, healthfulness and nutritional value and location, and there are numerous well-established competitors possessing substantially greater financial, marketing, personnel and other resources than Nolbo and substantially longer operating histories. Nolbo competes with fast food chain specializing in chicken products, such as Boston Market, KFC, and the combined Popeye's Famous Fried Chicken and Church's Chicken chains. To a lesser extent, Nolbo's competitors also include major pizza and hamburger chains, such as Pizza Hut, McDonald's, Burger King and Wendy's, many of which have introduced chicken products. Other competitors include independent chicken establishments in the State of Florida. Nolbo competes on the basis of providing quality foods at competitive prices. There can be no assurance that consumers will regard Nolbo's products as sufficiently distinguishable from competitive products, that substantially equivalent products will not be introduced by Nolbo's competitors or that Nolbo will be able to compete successfully.

Lack of Trademarks and Servicemark Protection.


     Nolbo has not filed for service mark or trademark protection of Nolbo's name "Gladstone's Grilled Chicken" with the United States Patent and Trademark Office and it does not intend doing so in the future. Another corporation that Management believes operates one restaurant in California, has registered the marks "Gladstone's" and "Gladstone 4 Fish and Design" with such office and could in the future bring a trademark infringement action against Nolbo in Florida seeking injunctive relief and damages. Management believes that such corporation has perfected an incontestible right to its marks with the United States Patent and Trademark Office. Nevertheless, management believes that it may be difficult for such corporation to prevail in a trademark infringement in Florida in which injunctive relief is sought to deny Nolbo's use of the mark "Gladstone's Grilled Chicken" since:

     o such corporation has failed to contest the use of Nolbo's mark for a period of over ten years;

   o there is no actual confusion between customers of such corporation and customers of Nolbo as to the respective products offered by each entity; and


   o such corporation will be unable to demonstrate that it has a famous or distinctive mark that is easily recognized in Florida by the consuming public.


     No assurances can be given that Nolbo would prevail in such a legal action. Further, any lawsuit would involve Nolbo incurring significant legal costs in the defense of such a lawsuit and, if unsuccessful, Nolbo could be forced to pay a material damage award and/or change its name which may adversely effect Nolbo and its operations.


Product Liability Insurance


     As a seller of restaurant food, Nolbo is exposed to potential liability. There is a possibility that someone could claim personal injury resulting from eating Nolbo's food. Nolbo maintains product liability insurance. Currently, the amount of coverage is $1,000,000 per occurrence and $2,000,000 in the aggregate. The policy is for a period of one year is currently in effect through December 20, 1999. Although Nolbo believes that its present insurance coverage is sufficient for its current level of business operations, there is no assurance that such insurance will be sufficient to cover potential claims, or that adequate, affordable insurance coverage will be available to Nolbo in the future. An uninsured successful claim against Nolbo or a successful claim in excess of the liability limits or relating to an injury excluded under the policy could have a material adverse effect on Nolbo.


Employees


     At January 11, 1999, Nolbo employed approximately 20 individuals, of which 4 occupy executive or managerial positions and 16 hold non-managerial restaurant related positions and clerical and office positions. None of Nolbo's employees are covered by a collective bargaining agreement. Nolbo considers its relations with its employees to be good and has not experienced any interruption of operations due to labor disputes.


Facilities


     Nolbo's executive office is located at 8426 Sunstate Street, Tampa, FL 33634. Nolbo leases these facilities from Amenitique, Inc., an affiliate of Nolbo. Nolbo pays Amenitique $400 per month. The term of the lease expires on June 30, 1999. Nolbo shares office suites and a warehouse facility with Amenitique. See "Management."


     One of Nolbo's restaurants is located at 5203 East Fowler Avenue, Temple Terrace-Tampa, Florida in the Terrace Ridge Plaza Shopping Center. The Terrace Ridge restaurant is composed of approximately 1,660 square feet and is leased through February 28, 2000. Nolbo currently pays an annual fixed rent of approximately $27,000 and its proportionate share of the (i) cost of operating and maintaining the shopping center, (ii) real estate taxes, (iii) insurance, and (iv) utility costs.

     Nolbo's other restaurant is located in downtown Tampa at 110 Madison Avenue, Tampa, FL 33602. The restaurant has been leased since 1990 and its current five-year extension began on October 1, 1995 and terminates on September 30, 2000. The current base rent is $3,000 per month, net of a $200 credit for food allowance each month. The base rent will increase or decrease each year by an amount equal to one-half of the increase or decrease in the consumer price index. Nolbo also pays additional rent for tax increases and is responsible for its monthly utility charges. In 1995, Nolbo was in arrears in the amount of $50,000 for back rent on one of its restaurants. In November 1995, the lease agreement was renegotiated to reduce monthly rental payments and provides for the prospective forgiveness of $10,000 per calendar year of the $50,000 debt provided Nolbo remains in full compliance with the terms of the new lease agreement. In addition, all of the assets were pledged as collateral on this obligation. At the date of this Prospectus, the balance is approximately $20,000.



Legal Proceedings


     While Nolbo may become involved in suits, proceedings, or claims in the ordinary course of business, Nolbo is not currently a party to any material legal proceedings.


Additional Information

     At your request, Nolbo will provide you, without charge, a copy of any exhibits to its registration statement. If you want more information, write or call us at:

        Nolbo, Inc.
        8426 Sunstate Street
        Tampa, FL 33634
        Telephone: (813) 882-4753
        Fax: (813) 888-7287

     Nolbo's fiscal year ends on June 30. Nolbo intends to furnish its shareholders annual reports containing audited financial statements and other appropriate reports. In addition, Nolbo intends to become a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information Nolbo files at the SEC's public reference room in Washington, D.C. You can receive copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Nolbo's SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

                                  MANAGEMENT


Directors and Executive Officers


     The names and ages of the directors and executive officers of Nolbo are set forth below:



  Name                      Age        Position
  ----                      ---        --------
  Marvin M. Nolley          56         President, Director
  Bo G. Grektorp            57         Vice President, Director
  Hans Bremstrom            67         Director
  Sean Flaherty             48         Chief Financial Officer, Treasurer,
                                       Secretary, Director


     The term of office for each of Nolbo's directors is one year until their respective successors are elected and shall qualify. Executive officers serve at the pleasure of the Board of Directors.

     Marvin M. Nolley, has been an officer, director and full-time employee of Nolbo since its inception in June 1998. Mr. Nolley is a founder, president and a director of Gladstone's Grilled Chicken, Inc., a wholly-owned subsidiary of Nolbo, from 1990 until the present time. Mr. Nolley is the founder, president and director of Flame Broiled Chicken, Inc., a wholly-owned subsidiary of Nolbo, from 1987 until the present time. From 1979 through 1986, he was a Director of Sales and Marketing for the Performing Arts Abroad, Inc., where he supervised the marketing and on-site operation of non-professional judged music festivals worldwide.

     Bo G. Grektorp, has been an officer and director of Nolbo since its inception in June 1998. Mr. Grektorp is a founder, director and Vice President of Gladstone's Grilled Chicken, Inc. from 1990 until the present time. Since 1993, he has been a board member, president and principal of Amenitique Inc., a company engaged in the business of manufacturing and distribution of high-end Hotel & Resort Bath Amenities. Mr. Grektorp founded Amenitique Inc. in 1993. Since 1993, he has served as a board member of Scandinavian Amenities A/S, a company engaged in the business of Hotel Amenities. From 1989 until 1993, he was a founder, president and principal of City Towers of Florida Inc., a real estate company. Mr. Grektorp devotes such time to the affairs of Nolbo as is necessary for the performance of his duties which is estimated to be 20 hours per week.

     Hans Bremstrom, has been a director of Nolbo since its inception in June 1998. Since 1994, he has been an owner and president of Web Street Inc., a company engaged in the business of developing and managing a website and production of Advertising Banners and web sites and international listing of Hospitality Products and Services on the Internet. From 1992-1994, he was president of Barkman and Co., a company that developed a 250-room luxury room hotel in New York City.

     Sean Flaherty, has been an officer and director of Nolbo since its inception in June 1998. Since October 1994, Mr. Flaherty has served as vice president of operations of Amenitique, Inc. At Amenitique, Inc., he coordinates the processing of client order, purchasing, manufacturing, import of products, warehousing, inventory control, distribution and financial collection. From October 1992 through October 1994, he was an officer, director and principal of Impact International, Inc., a company engaged in the business of manufacturing and sales of custom soap gift and promotional products. Mr. Flaherty was in charge of purchasing, manufacturing, legal and distribution of this corporation. During this time, he also worked with attorneys and Florida investors as a consultant to review and analyze the feasibility of potential business opportunities and their legal, financial, development and administrative strengths. Mr. Flaherty devotes such time to the affairs of Nolbo as is necessary for the performance of his duties.

     In the event that Nolbo can successfully appoint two outside directors after the completion of the Offering, of which no assurances can be given in this regard, the Board of Directors would establish a Compensation Committee and an Audit Committee. The Audit Committee and Compensation Committee, which would consist of at least a majority of outside directors who will among other things, make recommendations to the Board of Directors regarding the independent auditors for Nolbo, approve the scope of the annual audit activities of the independent auditors and review audit results and have general responsibility for all auditing related matters. The Compensation Committee would review and recommend to the Board of Directors the compensation structure for Nolbo's officers and other management personnel, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, non-cash perquisites and other forms of compensation.

Executive Compensation


     The following table sets forth the total compensation paid to the named Chief Executive Officer for the fiscal years ended December 31, 1998, 1997 and 1996. During 1998, Nolbo did not have any executive officers earning $100,000 or more in salaries and bonuses.



                                                                                Long Term Compensation
                                                                        --------------------------------------
                                        Annual Compensation                       Awards              Payouts
                               --------------------------------------   --------------------------   ---------
        (a)             (b)         (c)           (d)          (e)           (f)           (g)          (h)         (i)
                                                              Other                                                 All
        Name                                                  Annual     Restricted       Number                   Other
        and                                                  Compen-        Stock           of          LTIP      Compen-
     Principal                                                sation      Award(s)      Options /     Payouts     sation
      Position         Year     Salary ($)     Bonus ($)       ($)           ($)         Warrants       ($)         ($)
-------------------   ------   ------------   -----------   ---------   ------------   -----------   ---------   --------
Marvin M. Nolley,     1998       46,300          -0-           -0-        1,000 (1)        -0-          -0-         -0-
Chief Executive       1997       46,300          -0-           -0-          -0-            -0-          -0-         -0-
Officer (2)           1996       47,680          -0-           -0-          -0-            -0-          -0-         -0-



------------
(1) Does not include 620,000 shares of Nolbo's common stock issued to Mr. Nolley in 1998 in exchange for his equity interests in Gladstone's Grilled Chicken, Inc. and Flame Broiled Chicken, Inc., Nolbo's two subsidiaries. See "Certain Transactions."


Stock Option Plan


     Nolbo has a 1998 Stock Option Plan, as amended, covering 50,000 shares of common stock (the "plan"), subject to adjustment to cover stock splits, stock dividends, recapitalizations and other capital adjustments for employees, including officers and directors and consultants of Nolbo. The plan provides that options to be granted under the plan will be designated as incentive stock options or non-incentive stock options by the Board of Directors or a committee thereof, which also will have discretion as to the persons to be granted options, the number of shares subject to the options and the terms of the options. Options designated as incentive stock options are intended to receive incentive stock option tax treatment pursuant to Section 422 of the Internal Revenue Code of 1986, as amended.

     The plan provides that all options granted thereunder shall be exercisable during a period of no more than 10 years from the date of grant (five years for incentive stock options granted to holders of 10% or more of the outstanding shares of common stock), depending upon the specific stock option agreement and that the option exercise price for incentive stock options shall be at least equal to 100% of the fair market value of common stock on the date of grant (110% for options granted to holders of 10% or more of the outstanding shares of common stock). Pursuant to the provisions of the plan, the aggregate fair market value (determined on the date of grant) of the shares of the common stock for which incentive stock options are first exercisable under the terms of the plan by an option holder during any one calendar year cannot exceed $100,000.

     Currently, the plan provides that if the employment of an optionee is terminated other than by reason of death, disability or retirement at age 65, any incentive stock options granted to the optionee will immediately terminate. If employment is terminated by reason of disability or retirement at age 65, the optionee may, within one year from the date of termination, in the event of termination by reason of disability, or three months from the date of termination, in the event of termination by reason of retirement at age 65, exercise the incentive stock option (but not after the normal termination date of the option). If employment is terminated by death, the person or persons to whom the optionee's rights under the incentive stock option are transferred by will or the laws of descent and distribution have similar rights of exercise within three months after such death (but not after the normal termination date of the option). Any termination provisions of non-statutory stock options will be fixed by the board of directors or a committee thereof.

     Options are not transferable otherwise than by will or the laws of descent and distribution and during the optionee's lifetime are exercisable only by the optionee. Shares subject to options which expire or terminate may be the subject of future options. The plan provides that no new options may be granted by the Board of Directors of Nolbo after ten years from the establishment of the plan by the Board of Directors. As of the date of this Prospectus, no options were issued and outstanding under the plan.

Employment Agreements


     Each of Nolbo's three executive officers have entered into employment agreements dated as of July 1, 1998 with Nolbo. The agreements, which are nearly identical, provide for a term of three years expiring June 30, 2001. Currently, the employment agreements have fixed the annual salaries of Marvin
M. Nolley, Bo G. Grektorp and Sean Flaherty at $75,000, $25,000 and $15,000, respectively. Annually, the Board of Directors shall review the salaries of each executive officer and it has the right to increase such salaries based upon various factors including, without limitation, the performance of Nolbo and the executive officers' contributions to same. Further, for the period June 1, 1998 through May 31, 1999, Marvin M. Nolley is entitled to a bonus of 10% of cash flow from operations with an amount to be received of not less than $12,500 and a maximum of $30,000; Bo G. Grektorp is entitled to a bonus of 5% of cash flow from operations with an amount to be received of not less than $5,000 and a maximum of $15,000; and Sean Flaherty is entitled to a bonus of 2 1/2% of cash flow from operation with an amount to be received of not less than $2,000 and a maximum of $6,000.

     Nolbo has the right to terminate any of its executive officers for cause after giving the officer 30-days prior written notice with an opportunity to comply with his obligations under the employment agreement. Nolbo has the option to terminate the executive officer without cause upon giving at least 60-days prior written notice. In the event of cause, the officer is entitled to receive his salary through the date of termination, any unpaid but promised bonuses and all benefits due under stock option and other employee benefit plans. For termination without cause, the officer is entitled to receive the same payments for termination with cause plus the remaining salary that is due for the full term of the employment contract, calculated based upon the officer's existing salary at the time of termination. In the event of termination without cause, payments will be made to the officer in equal monthly installments over the balance of the employment contract without interest. The agreement also provides for certain benefits in the event of termination for disability where the disability exists for at least six months in any 12 month consecutive period. Such benefits include, without limitation, salary to the date of termination, promised bonuses and six months severance pay. In the event of death, Nolbo is required to pay an amount equal to the executive's total annual compensation for the last year of employment for a period of three years from the officers' date of death. The agreements continue in effect on a year-to-year basis beyond June 30, 2001 unless on party gives written notice to the other to terminate the extended agreement in effect for at least 120 days prior to the end of the calendar year, 2001 and not less than 60 days prior to the end of any following year.



Limitation of Liability and Indemnification Matters


     Nolbo's certificate of incorporation contains a provision eliminating the personal monetary liability of directors to the extent allowed under the General Corporation Law of the State of Delaware. Under the provision, a stockholder is able to prosecute an action against a director for monetary damages only if he can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the provision, and not "negligence" or "gross negligence" in satisfying his duty of care. In addition, the provision applies only to claims against a director arising out of his role as a director or not, if he is also an officer, his role as an officer or in any other capacity or to his responsibilities under any other law, such as the federal securities laws. In addition, Nolbo's Bylaws provide that Nolbo will indemnify its directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Nolbo pursuant to the foregoing provisions, or otherwise, Nolbo has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



Directors Compensation


     Nolbo intends to pay its directors who are not also employees of Nolbo $500 for each meeting attended and will reimburse such directors for travel and other expenses incurred by them in connection with attending Board of Directors meetings. All directors of Nolbo are eligible to receive the grant of options to purchase shares of Nolbo's common stock pursuant to the plan.

                            PRINCIPAL STOCKHOLDERS


     The following table sets forth as of the date of this Prospectus certain information with respect to the beneficial ownership of common stock by each person or entity known by Nolbo to be the beneficial owner of 5% or more of such shares, each officer and director of Nolbo, and all officers and directors of Nolbo as a group. Beneficial ownership as reported in the table above has been determined in accordance with Rule 13d-3 of the Exchange Act. Accordingly, unless otherwise noted, all of Nolbo's securities over which the officers and directors named, or as a group, directly or indirectly have, or share voting or investment power, have been deemed beneficially owned.




                                                                 Percentage Beneficial Ownership
                                                          Shares of
                                                        Common Stock                    After       After
                                                        Beneficially      Before      Offering     Offering
                                                        Owned Before     Offering      Minimum     Maximum
Name and Address (1)                                     Offering(2)        (3)          (3)         (3)
----------------------------------------------------   --------------   ----------   ----------   ---------
Marvin M. Nolley ...................................       621,000          68.5         56.1         51.5
Bo G. Grektorp .....................................       280,000          30.9         25.3         23.2
Hans Bremstrom .....................................           -0-          -0-          -0-          -0-
Sean Flaherty ......................................           -0-          -0-          -0-          -0-
All four officers and directors as a group .........       901,000          99.4         81.4         74.7

------------
 * Represents less than 1% of the outstanding shares.

(1) All addresses for the officers and directors are c/o Nolbo, Inc., 8426 Sunstate Street, Tampa, FL 33634.

(2) All shares are directly beneficially owned of record unless indicated otherwise.


(3) Calculated based upon 906,000 shares of common stock outstanding before the offering and 1,106,000 shares (minimum) and 1,206,000 shares (maximum) outstanding after the offering.

                             CERTAIN TRANSACTIONS


     Effective June 30, 1998, Nolbo acquired its two operating subsidiaries, namely, Flame Broiled Chicken, Inc. and Gladstone's Grilled Chicken, Inc., in exchange for 905,000 shares of Nolbo's common stock. In connection with such transactions, Nolbo issued the following:


   o 280,000 shares to Bo Grektorp in exchange for his interest in Gladstone's Grilled Chicken, Inc.; and

   o 5,000 shares to Kenneth Hansen in exchange for his interest in Flame Broiled Chicken, Inc., and an aggregate of 620,000 shares to Marvin Nolley in exchange for his interest in Flame Broiled Chicken, Inc. and Gladstone's Grilled Chicken, Inc.


     Nolbo also issued at $1.00 per share an additional 1,000 shares to Marvin Nolley in connection with Nolbo's incorporation.

     For a description of Nolbo's lease for its principal executive office with Amenitique, Inc., an affiliate of Nolbo, see "Business -- Facilities."

     On September 9, 1998, Marvin Nolley borrowed $11,123 which is repayable to the Company on demand. Commencing November 1, 1998, this loan bears interest at the rate of 8% per annum.

                           DESCRIPTION OF SECURITIES

Common Stock


     Nolbo has 20,000,000 shares of authorized common stock, $.001 par value. Immediately prior to the offering, 906,000 shares of common stock were issued and outstanding to three stockholders.

     Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have non-cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a dissolution, liquidation or winding-up of Nolbo, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no right to convert their common stock into any other securities. The common stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of the offering will be, duly authorized, validly issued, fully paid and nonassessable.


Preferred Stock


     The certificate of incorporation provides Nolbo's Board of Directors with the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change in control of Nolbo. Nolbo has no present plans to issue any shares of preferred stock.


Underwriter's Warrants


     In connection with the offering, Nolbo has agreed to sell to the Underwriter, for a purchase price of $.001 per warrant, the underwriter's warrants, which entitles the holders to purchase one share of Nolbo's common stock for each ten shares sold in the Offering. For a description of the terms of the underwriter's warrants, see "Underwriting."


Transfer Agent and Registrar


     The transfer agent and registrar for Nolbo's common stock is Continental Stock Transfer & Trust Company, Two Broadway, 19th Floor, New York, NY 10004.

"Penny Stock" Regulations



     The SEC has adopted "penny stock" regulations which apply to securities traded over-the-counter. These regulations generally define "penny stock" to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a "penny stock" require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for Nolbo's common stock does develop after the offering and Nolbo's shares trade below $5.00 per Share after the offering, it will be a penny stock. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the shares and may affect the ability of purchasers in the offering to sell Nolbo's Shares in the secondary market.



                        SHARES ELIGIBLE FOR FUTURE SALE



     At the date of the offering, Nolbo's outstanding unregistered securities include 906,000 shares of Nolbo's common stock and notes convertible into a maximum of an additional 30,000 shares (collectively the "restricted securities"). The restricted securities are owned primarily by officers and directors of Nolbo and are "restricted securities" as that term is defined by Rule 144 of the Securities Act. Such restricted securities may only be sold commencing in June 1999 in compliance with the provision of Rule 144 unless otherwise registered by Nolbo. These stockholders may elect to sell some or all of these shares as soon as they are permitted to do so. Ordinarily, under Rule 144, a person holding restricted securities for a period of one year may, every three months thereafter, sell in ordinary brokerage transactions or in transactions directly with a market maker, an amount of shares equal to the greater of one percent of Nolbo's then outstanding common stock or the average weekly trading volume in the same securities during the four calendar weeks prior to such sale. For non-affiliated persons who own Nolbo's securities for at least two years, the aforementioned volume restrictions are not applicable to sales by such person. Furthermore, all security holders of Nolbo have agreed with the Underwriter not to sell or otherwise transfer the restricted securities within 12 months of the closing date of this offering unless earlier permitted by the underwriter. The possible or actual future sales of the restricted securities under Rule 144 may have an adverse effect on the market price of Nolbo's common stock should a public trading market develop for such shares.



                                 UNDERWRITING



     Subject to the terms and conditions set forth in the Underwriting Agreement, which is filed as an exhibit to the Registration Statement, J.W. Barclay & Co., Inc. (the "underwriter") has agreed to offer the shares to the public, as agent for Nolbo. The shares are offered by Nolbo on a "best efforts 200,000 shares minimum, 300,000 shares maximum" basis, subject to prior sale, when, as and if received and accepted by it, subject to approval of certain legal matters by counsel for Nolbo and the underwriter, and subject to certain other conditions. The underwriter and Nolbo reserve the right to withdraw, cancel or modify the offering and to reject any order in whole or in part.

     The offering period will terminate on _______, 1999 unless extended by Nolbo and the underwriter for an additional 60-day period until the close of business on _________, 1999. Following the sale of at least 200,000 shares, Nolbo may close on the sale of such shares ("initial closing") and continue offering the balance of the shares through the end of the offering period unless the offering is earlier terminated by Nolbo and the underwriter. Nolbo will close on the sale of any additional Shares ("final closing") at the end of the offering period or earlier if all the shares are sold or if it is determined by Nolbo and the underwriter that no additional shares will be sold. Until the closing on the sale of 200,000 shares, the proceeds from the sale of shares will be held in an escrow account with Continental Stock Transfer & Trust Company, Two Broadway, 19th Floor, New York, NY 10004. All checks shall be made payable to "Continental Stock Transfer & Trust Company f/b/o Nolbo." If at least 200,000 shares are not sold during the offering period, all funds received will be promptly repaid in full without interest thereon or deduction therefrom. Prior to the initial closing, the escrow agent will confirm that 200,000 shares have been sold, and cash or cleared funds have been received in full payment for the purchase of the shares before releasing the funds from escrow.

     Nolbo has agreed to pay the underwriter a commission of 10% of the price of the shares sold ($.60 per share) upon the closing. The underwriter may authorize selected securities brokers who are members of the National Association of Securities Dealers, Inc. ("NASD") to offer the shares for sale and allow a concession to them. Such dealers may reallow to members of the NASD. In any event, such concessions and reallowances will not exceed the commission the underwriter is to receive ($.60 per share).

     Nolbo has agreed to enter into a one-year consulting agreement (the "Consulting Agreement") with the underwriter. Such agreement provides that the underwriter will render consulting services to Nolbo. The aggregate fee due to the underwriter for such consulting services will be an amount equal to two (2%) percent of the gross proceeds of the offering and shall be paid in full upon the closing date of the offering.

     The Underwriting Agreement provides that Nolbo pay a non-accountable expense allowance of three percent (3%) of the proceeds of this offering, or $36,000 to the underwriter if the minimum is sold and $54,000 if the maximum is sold, which amount will be used to reimburse the underwriter for its expenses, including fees and disbursements of counsel and such other due diligence and customary expenses as are normally incurred by an underwriter. As of the date of this Prospectus, $25,000 has been advanced to the underwriter against the underwriter's non-accountable expense allowance.

     In addition to the underwriter's commissions, non-accountable expense allowance and financial consulting fees, Nolbo is required to pay the costs of qualifying this offering under Federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this offering, estimated to total approximately $220,000.

     Nolbo and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). To the extent that the underwriting agreement may purport to provide exculpation from possible liabilities arising under the federal securities laws, in the opinion of the securities and exchange commission. Such indemnification is contrary to public policy and therefore unenforceable.

     Upon the sale of the minimum number of Units offered hereby and closing of this offering, Nolbo has agreed to sell to the underwriter, for nominal consideration, warrants ("underwriter's warrants") to acquire one share of common stock for each ten shares sold consisting of 20,000 shares of common stock if the minimum is sold, and 30,000 shares if the maximum is sold. The underwriter's warrants are exercisable at a price of $9.90 per share commencing twelve months from the date of this prospectus and for a period of four years thereafter. Each of the underwriter's warrants shall represent the right to purchase one share of common stock.

     The underwriter's warrants may not be sold, assigned, transferred, pledged, hypothecated or delivered except to officers of the underwriter, selected dealers and their officers and/or partners, for a period of twelve months from the date of this Prospectus, and, in no event will such underwriter's warrants (or the underlying shares of common stock issuable upon exercise thereof) be offered or sold except in compliance with the Secur-ities Act. Accordingly, no public offering of the underwriter's warrants or the underlying shares will be made until a new Registration Statement or Post-Effective Amendment to this Registration Statement covering the underwriter's warrants or underlying shares has become effective with the SEC. The underwriter's warrants provide for certain registration rights under the Securities Act, as amended, for the underwriter's warrants and/or underlying shares thereof. Such registration rights may be exercised at any time during the four-year period commencing one year after the date of this Prospectus upon written request of the holders of not less than 50% of the underwriter's warrants or underlying shares. In no event shall Nolbo bear the expense of registration of the underwriter's warrants and underlying shares more than once for any registration initiated by the underwriter.

Under certain conditions, Nolbo may also be required to include, at Nolbo's sole expense, the underwriter's warrants or underlying shares in (i) one post-effective amendment to the Registration Statement filed for Nolbo's account and (ii) one new Registration Statement (except on Form S-8 or any other inappropriate form) filed for Nolbo's account, occurring during the four-year period (six-year period if the underwriter's warrants are exercised prior to their expiration) commencing one year from the date of this Prospectus. Any profits realized by the underwriter upon the sale of the underwriter's warrants or the underlying shares may be deemed to be additional compensation.

     The underwriter's warrants contain anti-dilution provisions regarding certain events, including but not limited to, stock dividends, split-ups, and reclassifications. Holders of the underwriter's warrants will have no voting power and will not be entitled to any dividends. In the event of any dissolution or winding up of Nolbo, the holders of the underwriter's warrants will not be entitled to any dividends. In the event of any dissolution or winding up of Nolbo, the holders of the underwriter's warrants will not be entitled to participate in a distribution of Nolbo's assets. For the life of the underwriter's warrants, the underwriter is given, at a nominal cost, the opportunity to profit from a rise in the market price of the common stock with a resulting dilution in the interest of existing security holders. The terms upon which Nolbo could obtain additional capital during that period may be adversely affected. The underwriter might be expected to exercise the underwriter's warrants at a time when Nolbo would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the underwriter's warrants.

     All officers, directors and other stockholders of Nolbo have agreed not to sell or otherwise transfer their shares of common stock or shares of common stock issuable upon conversion of certain outstanding notes for twelve months from the closing date of the offering without the prior written consent of the underwriter.

     Nolbo has been advised that the underwriter does not intend to make a market in the securities following this offering. See "Risk Factors."



                                 LEGAL MATTERS


     The validity of the Securities being offered hereby will be passed upon for Nolbo by Lester Morse P.C., Suite 420, 111 Great Neck Road, Great Neck, NY 11021. Certain legal matters will be passed upon for the underwriter by Henry
C. Malon, Esq., One Battery Park Plaza, Suite 300, New York, NY 10004. Lester Morse P.C. has in the past represented the underwriter in connection with matters unrelated to the offering.



                                    EXPERTS

     The financial statements as of June 30, 1998 and for the years ended June 30, 1998 and 1997 appearing in this Prospectus, have been audited by Aidman, Piser & Company, P.A., 401 East Jackson Street, Suite 3400, Tampa, Florida 33602 independent auditors, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                         Independent Auditors' Report

To the Board of Directors
Nolbo, Inc. and Subsidiaries
Tampa, Florida

We have audited the accompanying consolidated balance sheet of Nolbo, Inc. and Subsidiaries (the "Company"), as of June 30, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of the Company, as of June 30, 1998, and the consolidated results of their operations and their cash flows for each of the years in the two-year period then ended in conformity with generally accepted accounting principles.


                                              /S/ Aidman, Piser & Company, P.A.

September 1, 1998
Tampa, Florida

                         NOLBO, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                ASSETS (Note 6)

                                                               October 31, 1998
                                                                  (Unaudited)    June 30, 1998
                                                               ----------------- --------------
Current assets:
 Cash ...............................................              $  69,302        $ 10,262
 Accounts receivable ................................                  2,284           3,033
 Inventory ..........................................                 14,749          11,871
 Due from related party (Note 4) ....................                 11,123              --
                                                                   ---------        --------
   Total current assets .............................                 97,458          25,166

Property and equipment, net (Notes 2 and 3) .........                 47,508          50,131
Deferred offering costs .............................                 59,218           6,492
Other assets ........................................                 18,422           6,347
                                                                   ---------        --------
                                                                   $ 222,606        $ 88,136
                                                                   =========        ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current maturities of long-term debt (Note 3) ...............    $    5,231      $    7,732
 Accounts payable and accrued expenses .......................        33,928          29,925
 Due to related party (Note 4) ...............................            --           7,905
                                                                  ----------      ----------
   Total current liabilities .................................        39,159          45,562

Long term debt, less current maturities, (Note 3) ............       160,577          10,577
Deferred lease obligation (Note 6) ...........................        21,250          24,583
                                                                  ----------      ----------
   Total liabilities .........................................       220,986          80,722
                                                                  ----------      ----------

Commitments (Note 6) .........................................            --              --
Stockholders' equity (Note 8):
 Preferred stock; $.001 par value, 5,000,000 shares authorized            --              --
 Common stock, $.001 par value, 20,000,000 shares
   authorized; 906,000 shares issued and outstanding .........           906             906
 Additional paid-in capital ..................................       258,892         108,892
 Accumulated deficit .........................................      (258,178)       (102,384)
                                                                  ----------      ----------
                                                                       1,620           7,414
                                                                  ----------      ----------
                                                                  $  222,606      $   88,136
                                                                  ==========      ==========

                See notes to consolidated financial statements.

                         NOLBO, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                     Four months ended
                                                        October 31                      Years ended
                                                        (Unaudited)                       June 30
                                               -----------------------------   -----------------------------
                                                    1998            1997            1998            1997
                                               -------------   -------------   -------------   -------------
Net sales ..................................     $ 345,983        $325,135      $1,026,404       $1,025,162
Cost of sales ..............................       115,709         117,169         344,487         371,651
                                                 ---------        --------      ----------       ----------
Gross profit ...............................       230,274         207,966         681,917         653,511
                                                 ---------        --------      ----------       ----------
Operating expenses:
 Selling, general and administrative .......       228,723         218,335         631,384         632,103
 Depreciation ..............................         3,027           5,581          29,978          35,575
                                                 ---------        --------      ----------       ----------
                                                   231,750         223,916         661,362         667,678
                                                 ---------        --------      ----------       ----------
Income (loss) from operations ..............        (1,476)        (15,950)         20,555         (14,167)
                                                 ---------        --------      ----------       ----------
Other income (expense):
 Interest (Note 3) .........................      (152,055)         (1,402)         (4,113)         (4,418)
 Gain on disposal of equipment .............            --              --           2,500              --
                                                 ---------        --------      ----------       ----------
                                                  (152,055)         (1,402)         (1,613)         (4,418)
                                                 ---------        --------      ----------       ----------
Income (loss) before income taxes ..........      (153,531)        (17,352)         18,942         (18,585)
Income tax expense (Note 5) ................            --              --              --              --
                                                 ---------        --------      ----------       ----------
Historical net income (loss) ...............    ($ 153,531)      ($ 17,352)     $   18,942      ($  18,585)
                                                 =========        ========      ==========       ==========
Historical net income (loss) per share .....    ($     .17)      ($    .02)     $      .02      ($     .02)
                                                 =========        ========      ==========       ==========
Proforma income data:
  Net income (loss) as reported .............    ($ 153,531)      ($ 17,352)     $   18,942      ($  18,585)
     Proforma adjustment to recognize
     "C" corporation provision for
     income tax (expense) benefit ............          --           5,000          (7,000)          3,100
                                                 ---------        --------      ----------       ----------
     Proforma net income (loss) ................($ 153,531)      ($ 12,352)     $   11,942      ($  15,485)
                                                 =========        ========      ==========       ==========
     Proforma net income (loss) per share       ($     .17)      ($    .01)     $      .01      ($     .02)
                                                 =========        ========      ==========       ==========
  Weighted average shares outstanding
 during the period .........................       906,000         906,000         906,000         906,000
                                                 =========        ========      ==========       ==========


                 See notes to consolidated financial statements

                         NOLBO, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 1998 AND 1997 AND
            FOUR MONTHS ENDED OCTOBER 31, 1998 AND 1997 (UNAUDITED)


                                                                      Additional
                                                  Common Stock
                                              --------------------     Paid-in       Accumulated
                                                Shares     Amount      Capital         Deficit          Total
                                              ---------   --------   -----------   --------------   ------------
Balances, July 1, 1996 ....................    906,000     $ 906      $ 108,892      ($  94,846)     $   14,952
Distributions .............................         --        --             --          (4,059)         (4,059)
Net loss ..................................         --        --             --         (18,585)        (18,585)
                                               -------     -----      ---------       ---------      ----------
Balances, June 30, 1997 ...................    906,000       906        108,892        (117,490)         (7,692)
Distributions .............................         --        --             --          (3,836)         (3,836)
Net income ................................         --        --             --          18,942          18,942
                                               -------     -----      ---------       ---------      ----------
Balances, June 30, 1998 ...................    906,000       906        108,892        (102,384)          7,414
Beneficial conversion feature of
 convertible debt (Notes 1 and 3) .........                             150,000              --         150,000
Distributions (unaudited) .................         --        --             --          (2,263)         (2,263)
Net loss (unaudited) ......................         --        --             --        (153,531)       (153,531)
                                               -------     -----      ---------       ---------      ----------
Balances, October 31, 1998
 (unaudited) ..............................    906,000     $ 906      $ 258,892      ($ 258,178)     $    1,620
                                               =======     =====      =========       =========      ==========

                 See notes to consolidated financial statements

                         NOLBO, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS





                                                                       Four months ended
                                                                           October 31                     Years ended
                                                                          (Unaudited)                       June 30
                                                                 ------------------------------   ----------------------------
                                                                      1998             1997           1998            1997
                                                                 --------------   -------------   ------------   -------------
Cash flows from operating activities:
Net income (loss) ............................................     ($ 153,531)      ($ 17,352)     $  18,942       ($ 18,585)
                                                                    ---------        --------      ---------        --------
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities
 Depreciation ................................................          3,027           5,581         29,978          35,575
 Gain on disposal of equipment ...............................             --              --         (2,500)             --
 Amortization of discount on notes payable ...................        150,000              --             --              --
 Increase (decrease) in cash due to
   changes in:
   Accounts receivable .......................................            749             935          1,587          (2,124)
   Inventory .................................................         (2,878)            144         (3,127)          1,599
   Accounts payable and accrued expenses .....................         10,495          16,768        (10,422)         10,076
   Deferred lease obligation .................................         (3,333)         (3,333)       (10,000)        (10,000)
                                                                    ---------        --------      ---------        --------
    Total adjustments ........................................        158,060          20,095          5,516          35,126
                                                                    ---------        --------      ---------        --------
Net cash provided by operating activities ....................          4,529           2,743         24,458          16,541
                                                                    ---------        --------      ---------        --------
Cash flows from investing activities:
 Acquisition of property and equipment .......................           (404)         (1,845)        (2,194)        (14,004)
 Proceeds from disposal of property and
   equipment .................................................             --              --          2,500              --
 Advance to related party ....................................        (11,123)             --             --              --
                                                                    ---------        --------      ---------        --------
   Net cash provided by (used in) investing
   activities ................................................        (11,527)         (1,845)           306         (14,004)
                                                                    ---------        --------      ---------        --------
Cash flows from financing activities:
 Repayment of notes payable ..................................         (2,501)         (3,317)        (8,388)         (8,777)
 Increase (decrease) in bank overdraft .......................             --           2,759         (4,689)          4,689
 Distributions paid to stockholders ..........................         (2,263)             --         (3,836)         (4,059)
 Proceeds from (repayment of) related party
   payable ...................................................         (7,905)           (340)         2,411          (1,792)
 Issuance of notes payable ...................................        150,000              --             --              --
 Payment of offering costs ...................................        (59,218)             --             --              --
 Loan costs paid .............................................        (12,075)             --             --              --
                                                                    ---------        --------      ---------        --------
Net cash provided by (used in) financing
 activities ..................................................         66,038            (898)       (14,502)         (9,939)
                                                                    ---------        --------      ---------        --------
Net change in cash ...........................................         59,040              --         10,262          (7,402)
Cash at beginning of period ..................................         10,262              --             --           7,402
                                                                    ---------        --------      ---------        --------
Cash at end of period ........................................      $  69,302        $     --      $  10,262        $     --
                                                                    =========        ========      =========        ========
                                               SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Cash paid for interest .......................................      $     460        $  1,402      $   4,113        $  4,418
                                                                    =========        ========      =========        ========

                See notes to consolidated financial statements.

                          NOLBO, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED JUNE 30, 1998 AND 1997 AND
            FOUR MONTHS ENDED OCTOBER 31, 1998 AND 1997 (UNAUDITED)

1. Nature of business and summary of significant accounting policies:


  Nature of business, business combination, and basis of presentation:

     Nolbo, Inc. (the "Company") was organized on June 22, 1998 as a Delaware corporation for the purpose of acquiring all of the outstanding capital stock of Gladstone's Grilled Chicken, Inc. ("GGCI") and Flame Broiled Chicken, Inc. ("FBCI"), two corporations under substantially common ownership with that of the Company. On June 30, 1998 the Company acquired the stock of GGCI and FBCI in exchange for the issuance by the Company of 905,000 shares of its common stock. The transaction was accounted for in a manner similar to a pooling of interests and, as such, the Company recorded the underlying acquired assets at GGCI's and FBCI's cost basis. GGCI and FBCI own and operate two restaurants in Tampa, Florida under the trade name of "Gladstone's Grilled Chicken".

     GGCI and FBCI prepared their financial statements on a May 31 fiscal-year basis. Accordingly, the accompanying audited financial statements include the accounts of GGCI and FBCI as of May 31, 1998 and for each of the two years then ended. Similarly, the accompanying unaudited financial statements include the accounts of GGCI and FBCI as of September 30, 1998 and for the four months ended September 30, 1998 and 1997. Intervening events from June 1 through June 30, 1998 and from October 1 through October 31, 1998 (unaudited) did not have a significant effect on GGCI's or FBCI's financial position or results of operations.

     Details of results of operations of the previously separate enterprises that are included in consolidated statements of operations and certain other changes in stockholders' equity are as follows:




                                                                                    GGCI and
                                                                   Nolbo, Inc         FBCI            Total
                                                                  ------------   --------------   -------------
                                                                            Year ended June 30, 1998
                                                                  ---------------------------------------------
Net sales .....................................................           --        $1,026,404      $1,026,404
                                                                          --        ----------      ----------
Net income (loss) .............................................     ($ 2,411)       $   21,353      $   18,942
                                                                     -------        ----------      ----------
Other changes in stockholders' equity (distributions) .........           --       ($    3,836)    ($    3,836)
                                                                     -------        ----------      ----------
                                                                            Year ended June 30, 1997
                                                                  ---------------------------------------------
Net sales ......................................................         --         $1,025,162      $1,025,162
                                                                                   ----------      -----------
Net loss .......................................................         --        ($   18,585)    ($   18,585)
                                                                         --        -----------      ----------
Other changes in stockholders' equity (distributions) ..........         --        ($    4,059)    ($    4,059)
                                                                         --        -----------      ----------

  Principles of consolidation:

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.


  Use of estimates:

     Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.


  Deferred offering costs:

     Deferred offering costs, consisting of legal, accounting and underwriting expenses, will be 1) amortized over the life of the related debt if related to debt instruments, or 2) if related to an equity offering, either charged directly against stockholders' equity upon completion of a successful offering or charged to operations if the offering is aborted.

                         NOLBO, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED JUNE 30, 1998 AND 1997 AND
     FOUR MONTHS ENDED OCTOBER 31, 1998 AND 1997 (UNAUDITED) -- (Continued)


1. Nature of business and summary of significant accounting policies:
 -- (Continued)

  Inventory:

     Inventory, consisting of food purchases and food production supplies, is stated at the lower of cost or market. Cost is determined generally on a first-in, first-out method.


  Property and equipment:

     Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. Useful lives for property and equipment are as follows: Furniture, equipment, and signs -- 7 years; leasehold improvements -- 15 years; vehicles -- 5 years.


  Convertible long-term debt (unaudited):

     As discussed in Note 3, from July through September, 1998, the Company issued certain convertible notes payable with a beneficial conversion feature. In accordance with guidance provided in Emerging Issues Task Force Topic D-60 "Accounting for the Issuance of Convertible Preferred Stock and Debt Securities with a Non-detachable Conversion Feature", the Company recognized the value of the beneficial conversion feature by allocating a portion of the debt proceeds equal to the intrinsic value of the conversion feature to additional paid in capital. The intrinsic value is equal to the difference between the conversion price per share and the fair market value per share of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible. The resulting debt discount was immediately charged to interest expense since the debt is immediately convertible at the lender's option.

     The staff of the Securities and Exchange Commission has advised the Company that, for purposes of determining the intrinsic value of the conversion feature, the fair market value of the common stock into which the debt is convertible should be equal to the offering price of the common stock contemplated by this prospectus. Accordingly, the Company recorded interest expense and additional paid-in capital of $150,000 (30,000 shares subject to conversion multiplied by the $5 per share difference between $1 per share conversion price and $6 per share fair market value of common stock).


  Advertising costs:

     The costs associated with producing and communicating advertising are expensed in the period incurred. Advertising costs were approximately $19,500 and $17,500 during the years ended June 30, 1998 and 1997, respectively.


  Income taxes:

     The Company and each of its subsidiaries have filed separate federal and state income tax returns.

     Prior to June 30, 1998, FBCI elected, under the Internal Revenue Code, to be treated as an S Corporation for income tax purposes. As such, FBCI did not record any income tax expense or tax benefits in its financial statements since such taxes or tax benefits are recognized by FBCI's shareholders in their individual income tax returns.

     The Company recognizes deferred income taxes for the tax consequences of temporary differences between financial statement and taxable income by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Effective with the reorganization on June 30, 1998 (see Nature of business, business combination and basis of presentation), FBCI's S Corporation status was terminated and, as such, deferred income taxes were provided on that date for the accumulated temporary differences between the tax basis and financial reporting basis of FBCI's assets and liabilities.

                         NOLBO, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED JUNE 30, 1998 AND 1997 AND
     FOUR MONTHS ENDED OCTOBER 31, 1998 AND 1997 (UNAUDITED) -- (Continued)


1. Nature of business and summary of significant accounting policies:
 -- (Continued)

     Net income (loss) per share:

     Net income (loss) per share was computed based on the weighted average number of shares outstanding during the periods presented.

     New accounting pronouncements:

     In 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income", and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", and in 1998 the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities". All of these standards will be effective for the Company's 1999 fiscal year. Future adoption of these new accounting standards are not expected to have a significant effect on the Company's financial position or results of operations.

     Unaudited interim financial statements:

     The unaudited balance sheet as of October 31, 1998, the unaudited statements of operations, stockholders' equity and cash flows and footnote disclosures for the four months ended October 31, 1998 and 1997 ("interim financial information") have been prepared by the Company, and are unaudited. In the opinion of the Company, the interim financial information includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results of interim periods.

     The interim financial information should be read in conjunction with the Company's June 30, 1998 and 1997 audited financial statements appearing herein. The results of operations for the periods ended October 31, 1998 and 1997 may not be indicative of the operating results for the full year.


2. Property and equipment:

     Property and equipment at June 30, 1998 consists of the following:



           Furniture and equipment ...............    $205,610
           Leasehold improvements ................      31,453
           Signs .................................      14,202
           Vehicles ..............................      39,992
                                                      --------
                                                       291,257
           Less accumulated depreciation .........     241,126
                                                      --------
                                                      $ 50,131
                                                      ========

                         NOLBO, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED JUNE 30, 1998 AND 1997 AND
     FOUR MONTHS ENDED OCTOBER 31, 1998 AND 1997 (UNAUDITED) -- (Continued)


3. Long term debt:

     Long-term debt consists of the following:



                                                                      October 31,
                                                                                       June 30,
                                                                          1998       -----------
                                                                      (Unaudited)        1998
                                                                     -------------   -----------
Notes payable, bank, bearing interest at 8.75%, collateralized by
equipment                                                               $ 15,808      $ 18,309
Notes payable bearing interest at 10%; interest-only payable semi-annually in January and July; principal payable in August
2000, but immediately callable by the noteholders if the Com-
pany raises at least $1,000,000 in connection with any subse-
quent private or public offering of securities. $30,000 of these notes are convertible into 30,000 shares ($1 per share) of the
Company's common stock at any time until maturity.(1)                    150,000            --
                                                                        --------      --------
                                                                         165,808        18,309
Less current maturities                                                    5,231         7,732
                                                                        --------      --------
                                                                        $160,577      $ 10,577
                                                                        ========      ========
Future maturities of long term debt are as follows:

Year ending October 31, (unaudited):
------------------------------------
            1999                                                                      $  5,231
            2000                                                                         8,438
            2001                                                                       152,139
                                                                                      --------
                                                                                      $165,808
                                                                                      ========

------------
(1) As discussed in Note 1, the Company has recorded interest expense of $150,000 during the four months ended October 31, 1998 to recognize the complete charge-off of loan discount related to this beneficial conversion feature.

4. Due to/from related party:

     At June 30, 1998, due to related party consisted of non-interest bearing advances (due on demand) to an entity under common ownership control. Due from related party at October 31, 1998 (unaudited) consisted of non-interest bearing advances to a shareholder, due on demand. Commencing November 1, 1998, this loan bears interest at the rate of 8% per annum.

     The Company leases its principal office space from an entity related through partial common ownership. Total rent expense associated with this lease was approximately $4,800 during both of the years ended June 30, 1998 and 1997.

                         NOLBO, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED JUNE 30, 1998 AND 1997 AND
     FOUR MONTHS ENDED OCTOBER 31, 1998 AND 1997 (UNAUDITED) -- (Continued)


5. Income taxes:

     Income tax (expense) benefit consists of the following:



                                                                      Year ended
                                                                       June 30,
                                                               -------------------------
                                                                   1998          1997
                                                               -----------   -----------
Current ....................................................    $     --      $     --
Deferred:
 Deferred -- other .........................................       1,000        (2,000)
 Initial recognition of deferred income taxes resulting from
   change in tax status ....................................       1,100            --
 Benefit of net operating loss carryover ...................      (4,000)        4,000
 Change in valuation allowance .............................       1,900        (2,000)
                                                                --------      --------
                                                                $     --      $     --
                                                                ========      ========

     The proforma income data in the statements of operations provides information as if the Company and its subsidiaries (including its former S-Corporation subsidiary) had all been treated as a C-Corporation for income tax purposes for all periods presented.

     The expected income tax (expense) benefit at the statutory tax rate differed from income taxes in the accompanying statements of operations, as follows:



                                                                               Year ended
                                                                                June 30,
                                                                        -------------------------
                                                                           1998          1997
                                                                        ----------   ------------
Statutory tax rate ..................................................       34.0%         (34.0%)
Taxes attributable to FBCI's S Corporation earnings .................      (23.5)          10.8
Change in deferred tax valuation allowance ..........................      (14.0)          24.5
Non-deductible permanent differences ................................        7.3            1.0
Other ...............................................................      ( 3.8)         ( 2.3)
                                                                           -----         ------
Effective tax rate in accompanying statements of operations .........          0%             0%
                                                                           =====         ======

Components of deferred tax assets are as follows:



                                                                          Year ended
                                                                           June 30,
                                                                  ---------------------------
                                                                      1998           1997
                                                                  ------------   ------------
Net operating loss carryover ..................................    $   6,000      $  10,000
Different depreciation methods/lives ..........................       10,100          6,000
Pre-opening costs capitalized for income tax purposes .........        1,000             --
Deferred lease obligation .....................................       10,000         13,000
Valuation allowance ...........................................      (27,100)       (29,000)
                                                                   ---------      ---------
                                                                   $      --      $      --
                                                                   =========      =========

     GGCI has a net operating loss carryover available of approximately $14,700 available to offset future taxable income. This carryover expires in 2012.

                         NOLBO, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED JUNE 30, 1998 AND 1997 AND
     FOUR MONTHS ENDED OCTOBER 31, 1998 AND 1997 (UNAUDITED) -- (Continued)


6. Commitments:

     The Company leases restaurant space under non-cancelable operating leases.


     Future minimum lease payments under non-cancelable operating leases, with initial or remaining lease terms in excess of one year as of June 30, 1998 are as follows:




                  Year ending June 30,
                  --------------------
                    1999 ..................    $ 70,000
                    2000 ..................      46,000
                    2001 ..................      14,000
                                               --------
                                               $130,000
                                               ========

     Rental expense relating to these leases was approximately $73,000 and $70,000 during the years ended June 30, 1998 and 1997, respectively.

     In 1995 GGCI was in arrears in the amount of $50,000 for back rent on one of its restaurants. In November 1995, the lease agreement was renegotiated to reduce monthly rental payments and provide for the prospective forgiveness of $10,000 per calendar year of the $50,000 debt provided GGCI remains in full compliance with the terms of the new lease agreement. In addition, all of GGCI's assets were pledged as collateral on this obligation. Reductions in this liability associated with the annual forgiveness are recognized as a reduction of rent expense over the life of the new lease.

     On July 1, 1998 the Company entered into three-year employment agreements with three executive officers which provide for aggregate annual base compensation of $115,000. In addition, the agreements provide for bonuses equal to an aggregate of 17 1/2% of net cash flow, as defined, with aggregate minimum and maximum annual bonuses of $19,500 and $51,000, respectively.

7. Financial instruments:

     The carrying values of cash, accounts receivable and accounts payable approximated fair value due to short-term maturities of these instruments. In addition, the carrying value of long-term debt approximated fair value since the stated interest rates approximate current market interest rates for similar instruments.

8. Stock option plan:

     During August 1998, the Company adopted a stock option plan, covering 50,000 shares of common stock, for employees, officers, directors and consultants of the Company. No options have been granted as of September 1, 1998. Options granted will be exercisable up to 10 years from date of grant (5 years for incentive options granted to holders of more than 10% of the Company's outstanding stock). Under the plan, the exercise price for incentive options will be at least 100% of the fair market value of the stock at the date of grant (110% for options granted to holders of 10% or more of the Company's outstanding stock). Pursuant to the provisions of the Plan, the aggregate fair market value (determined on the date of grant) of the shares of the Common Stock for which incentive stock options are first exercisable under the terms of the Plan by an option holder during any one calendar year cannot exceed $100,000.

9. Proposed public offering:

     The Company is attempting to complete a public offering of its common stock under Regulation SB of the Securities Act of 1933. In that regard, the Company proposes to sell from 200,000 (minimum) to 300,000 (maximum) shares of its common stock at $6 per share, which is expected to yield net proceeds to the Company of between $800,000 (minimum) and $1,300,000 (maximum). No assurance can be given that the Company will be successful in completing this offering.

===============================================================================

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this Prospectus. You must not rely on any unauthorized information. This Prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this Prospectus is current as of _________, 1999.































Until ____________, 1999 (90 days after the date of this Prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

===============================================================================

================================================================================




                                 300,000 Shares











                                   NOLBO, INC.

                                  Common Stock



                                   -----------
                                   PROSPECTUS
                                   -----------

















                            J.W. BARCLAY & CO., INC.





                               ____________, 1999

===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.


     Article IX of the By-Laws of Nolbo provides for indemnification of officers, directors, employees and agents to the maximum extent permitted under the Delaware General Corporation Law. The employment agreement with each of Nolbo's three officers provides for his indemnification to the full extent permitted by law.

     Nolbo's Certificate of Incorporation contains a provision eliminating the personal monetary liability of directors to the extent allowed under the General Corporation Law of the State of Delaware. Under the provision, a stockholder is able to prosecute an action against a director for monetary damages only if he can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the provision, and not "negligence" or "gross negligence" in satisfying his duty of care. In addition, the provision applies only to claims against a director arising out of his role as a director and not, if he is also an officer, his role, as an officer or in any other capacity or to his responsibilities under any other law, such as federal securities laws.



Item 25. Other Expenses of Issuance and Distribution.

     The estimated expenses in connection with this offering, other than underwriting commissions, non-accountable expense allowance and financial consulting fee are as follows:



  SEC filing fees ......................   $     610.66
  NASD fees ............................         707.00
  Accounting fees and expenses .........      20,000.00*
  Legal fees ...........................      60,000.00
  Blue Sky fees and expenses ...........      50,000.00*
  Printing and engraving ...............      70,000.00*
  Miscellaneous expenses ...............      18,682.34*
                                           ------------
  TOTAL ................................   $ 220,000.00
                                           ============

------------
* Estimated


     Nolbo will bear all expenses shown above.

Item 26. Recent Sales of Unregistered Securities.


     The following shares of unregistered securities have been issued by the Registrant since its incorporation in Delaware. There were no underwriting discounts and commissions paid in connection with the issuance of any of said securities.



     Effective June 30, 1998, Nolbo acquired its two operating subsidiaries. namely, Flame Broiled Chicken, Inc. and Gladstone's Grilled Chicken, Inc., in exchange for 905,000 shares of Nolbo's common stock. In connection with such transactions, Nolbo issued the following: 280,000 shares to Bo Grektorp in exchange for his interest in Gladstone's Grilled Chicken, Inc; .5,000 shares to Kenneth Hansen in exchange for his interest in Flame Broiled Chicken, Inc.; and an aggregate of 620,000 shares to Marvin Nolley in exchange for his interest in Flame Broiled Chicken, Inc. and Gladstone's Grilled Chicken, Inc. Nolbo also issued at $1.00 per share an additional 1,000 shares in connection with Nolbo's incorporation. Exemption is claimed for the foregoing sale pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Act"), inasmuch as the transactions did not involve a public offering within the meaning of Section 4(2) of the Act. All purchases were afforded access to information and had knowledge and experience in financial and business matters that they were capable of evaluation of the merits and risks of such investment and were able to bear the economic risk thereof.


     Between July 29 and September 18, 1998, Nolbo raised $150,000 in bridge financing from four affiliated investors (the "Bridge Lenders") namely, Randy Brodsky, Enrique Urrutia, Philip Jahoor and Wilfrid Chalme. In exchange for such loans, Nolbo issued to the Bridge Lenders non-convertible notes due the earlier of the completion of the Offering or two years from the date of issuance in the principal amount of $120,000 (the "Non-Convertible Notes") and convertible notes in the principal amount of $30,000 due two years from the date of issuance (the "Convertible Notes"). The Convertible Notes and Non-Convertible Notes are collectively referred to as the "Notes." Each Note bears interest at the rate of ten (10%) percent per annum. The principal of the Convertible Notes is convertible at the option of the holder into shares of Nolbo's common stock at $1.00 per share at anytime from the date of issuance until the Convertible Notes are retired. Exemption is claimed for the foregoing sale pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Act"), inasmuch as the transactions did not involve a public offering within the meaning of Section 4(2) of the Act. All purchases were afforded access to information and had knowledge and experience in financial and business matters that they were capable of evaluation of the merits and risks of such investment and were able to bear the economic risk thereof. Exemption is also claimed under Rule 505 and 506 of the Act. All purchasers were accredited investors as that term is defined under Rule 501. Commissions and finders' fees totaling $15,000 were paid to Caribbean Securities LLC and Ed Jean-Pierre, who at that time was a registered representative of Montrose Capital Management, Ltd. and J.W. Barclay & Co., Inc.



Item 27. Exhibits.


     All Exhibits have been previously filed herewith unless otherwise noted.




Exhibit 1.0       Underwriting Agreement
        1.1       Selected Dealer Agreement
        1.2       Financial Consulting Agreement
        1.3       Escrow Agreement
        3.0       Certificate of Incorporation
        3.1       Certificate of Amendment
        3.2       By-Laws
        4.0       Specimen of Common Stock**
        4.3       Form of Underwriter's Warrant
        5.0       Opinion of Lester Morse P.C.
       10.0       Lease for Downtown Tampa, Florida Restaurant**
       10.1       Lease for Terrace Ridge Plaza**
       10.2       Lease for principal executive office**
       10.3       Employment Contract-Marvin Nolley
       10.4       Employment Contract-Bo Grektorp
       10.5       Employment Contract-Sean Flaherty

       10.6       Form of bridge financing agreement*
       23.0       Consent of Aidman, Piser & Company, P.A.*
       23.1       Consent of Lester Morse P.C. (included in Exhibit 5.0)
       27.0       Financial Data Schedule*
------------
*  Filed herewith.
** To be filed by amendment.



Item 28. Undertakings.

     (a) Rule 415 Offering


     Nolbo will:


       1. File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) Include any additional or changed material information on the plan of distribution;

       2. For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

       3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Equity Offerings of Nonreporting Small Business Issuers


     Nolbo will provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.


     (c) Indemnification


       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Nolbo pursuant to the provisions referred to in Item 24 of this Registration Statement or otherwise, Nolbo has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Nolbo of expenses incurred or paid by a director, officer or controlling person of Nolbo in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nolbo will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2, and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Tampa, State of Florida, on this 21st day of January, 1999.


                                        NOLBO, INC.


                                        By:  /s/ Marvin M. Nolley
                                          -------------------------------------

                                           President and Chief

                                           Operating Officer

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.





       Signature                      Title                       Date
       ---------                      -----                       ----

/s/ Marvin M. Nolley     President, Chief Executive        January 21, 1999
----------------------   Officer, Director
Marvin M. Nolley



/s/ Bo G. Grektorp       Vice-President, Director          January 21, 1999
----------------------
Bo G. Grektorp



/s/ Hans Bremstrom       Director                          January 21, 1999
----------------------
Hans Bremstrom



/s/ Sean Flaherty        Chief Financial and Accounting
----------------------   Officer, Treasurer, Secretary
Sean Flaherty            Director                          January 21, 1999

                                 Exhibit Index

All Exhibits have been previously filed herewith unless otherwise noted.




Exhibit 1.0    Underwriting Agreement
        1.1    Selected Dealer Agreement
        1.2    Financial Consulting Agreement
        1.3    Escrow Agreement
        3.0    Certificate of Incorporation
        3.1    Certificate of Amendment
        3.2    By-Laws
        4.0    Specimen of Common Stock**
        4.3    Form of Underwriter's Warrant
        5.0    Opinion of Lester Morse P.C.
       10.0    Lease for Downtown Tampa, Florida Restaurant**
       10.1    Lease for Terrace Ridge Plaza**
       10.2    Lease for principal executive office**
       10.3    Employment Contract-Marvin Nolley
       10.4    Employment Contract-Bo Grektorp
       10.5    Employment Contract-Sean Flaherty
       10.6    Form of bridge financing agreement*
       23.0    Consent of Aidman, Piser & Company, P.A.*
       23.1    Consent of Lester Morse P.C. (included in Exhibit 5.0)
       27.0    Financial Data Schedule*

------------
*  Filed herewith.
** To be filed by amendment.